UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2005

SPORTS ENTERTAINMENT ENTERPRISES, INC.

(Exact name of registrant as specified in charter)

Colorado	0-17436	84-1034868
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

650 Madison Avenue New York, New York		10022
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 838-3100

6730 Las Vegas Blvd. South
Las Vegas, Nevada    89119

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K

SPORTS ENTERTAINMENT ENTERPRISES, INC.

February 7, 2005

Section 2 – Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

Section 3 – Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities.

Section 5 – Corporate Governance and Management

Item 5.01 Changes in Control of Registrant.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Section 8 – Other Events

Item 8.01 Other Events.

This report contains forward-looking statements, which are subject to inherent uncertainties which are difficult to predict, and may be beyond the ability of the Company to control.

Certain statements in this Current Report on Form 8-K (this “Form 8-K”) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are not historical facts but rather reflect the Company’s current expectations concerning future results and events. The words “believes,” “expects,” “intends,” “plans,” “anticipates,” “hopes,” “likely,” “will,” and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Company (or entities in which the Company has interests), or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements.

Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s view only as of the date of this Form 8-K. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstance after the date hereof or to reflect the occurrence of unanticipated events, conditions or circumstances.

General

Unless the context otherwise requires, the term “we,” “us,” “our” or “the Company” when used in this Form 8-K refers to Sports Entertainment Enterprises, Inc. and its consolidated subsidiaries and predecessors.

Since August 2002, when the Company disposed of the last of its financial and operating assets, the Company has been inactive. On February 7, 2005, the Company consummated the transactions contemplated by the previously announced definitive agreements pursuant to which RFX Acquisition LLC (“RFX Acquisition”), an entity formed and controlled by Robert F.X. Sillerman, acquired a controlling interest in the Company simultaneous with the Company’s acquisition of a controlling interest in entities which control the commercial utilization of the name, image and likeness of Elvis Presley, the operation of Graceland and related attractions, as well as revenue derived from Elvis’ music, films and television specials. The Company financed the transactions with a contribution of equity by the members of RFX Acquisition, the issuance of preferred and common stock to the Trust (as defined), the purchase of preferred stock, common stock and warrants by The Huff Alternative Fund, L.P. and certain of its affiliates (“Huff”) and a short-term senior credit facility from an affiliate of Bear, Stearns & Co. Inc.

The Company has filed a certificate in Colorado to conduct, and is presently conducting, business under the name “CKX” and intends to seek shareholder approval to officially change the name of the Company to CKX, Inc. at its next meeting of shareholders.

For the purposes of this Form 8-K, the acquisition of control of the Company by RFX Acquisition is hereafter referred to as the RFX Investment. The acquisition of a controlling interest in the entities which control the Presley assets and business activities is hereafter referred to as the Presley Acquisition, and, together with the RFX Investment, is hereafter referred to as the Acquisition Transactions. The investment by Huff is hereafter referred to as the Huff Investment. The short term senior loan from the affiliate of Bear, Stearns & Co. Inc. is hereafter referred to as the Short Term Senior Loan. The Acquisition Transactions, the Huff Investment and the Short Term Senior Loan are hereafter collectively referred to as the Simultaneously Closed Transactions. Each of the Simultaneously Closed Transactions was arranged for the Company by RFX Acquisition. The assets and business activities acquired in the Presley Acquisition are hereafter referred to as the Presley Business. The Simultaneously Closed Transactions and the Presley Business are described in more detail below.

The Company’s business plan is to make selective and strategic acquisitions of or partner with individuals or companies that control various forms of established or developable content and thereafter to improve and enhance the development and marketing of such content. Simultaneously, the Company will seek to capitalize on the increasing distribution opportunities that make it easier and less costly to deliver content to consumers and which enable consumers to selectively decide how, when and where they will consume content. The Presley Acquisition is the first acquisition in the Company’s plan to acquire, control, develop and build content in various forms of media. Though the Presley Business currently constitutes all of the active business conducted by the Company, if the Company successfully accomplishes its plan of strategic acquisitions, the Presley Business will constitute only a part of the overall business of the Company.

The Company believes that its experience and its infrastructure with respect to the utilization of the name, image and likeness of Elvis Presley provide a strong base upon which to expand its business into other celebrity brands. The Company is presently exploring various methods of expanding this business which might include purchasing additional name and likeness rights or entering into agreements for the management of name and likeness rights.

Mr. Sillerman was the founder and controlling shareholder of a number of publicly traded media and entertainment companies including SFX Entertainment, Inc., which was the world’s largest diversified promoter, producer and presenter of live entertainment events and SFX Broadcasting Inc., which was a major owner of radio stations. Essentially all of the members of senior corporate management of SFX Broadcasting and SFX Entertainment, including Howard J. Tytel, Mitchell J. Slater, Michael G. Ferrel, D. Geoffrey Armstrong and Thomas P. Benson, have joined Mr. Sillerman in this venture in various executive and/or consulting capacities. During the term of Mr. Sillerman’s employment with the Company, he will conduct all of his media and entertainment activities through the Company, other than certain passive investments and certain delineated pre-existing investments.

The RFX Investment

The RFX Investment was effected pursuant to a Stock Purchase Agreement dated as of December 15, 2004 and amended as of February 7, 2005. In accordance with the terms of the Stock Purchase Agreement, RFX Acquisition contributed $3,046,407 in cash to the Company in exchange for 30,464,072 newly issued shares of the Company’s common stock, no par value per share (the “Common Stock”). In addition to the shares purchased directly from the Company, RFX Acquisition received warrants to purchase (i) 6,828,938 shares of Common Stock at $1.00 per share, (ii) 6,828,938 shares of Common Stock at $1.50 per share, and (iii) 6,828,939 shares of Common Stock at $2.00 per share. The warrants are exercisable for a period of two years following closing of the RFX Investment. Simultaneously with this exchange, RFX Acquisition also acquired an aggregate of 2,240,397 shares of Common Stock directly from certain principal shareholders of the Company at a price of $0.10 per share. The amendment to the original purchase agreement provided for a reduction in the number of shares of Common Stock and warrants RFX Acquisition had originally agreed to acquire in order to allow for the Huff Investment and the issuance of shares of Common Stock to our new directors (as described below under “Director Compensation”), without further dilution to the public shareholders of the Company. Immediately following the consummation of the RFX Investment, RFX Acquisition distributed its shares of Common Stock and its warrants to its members, including Mr. Sillerman and certain members of the Company’s senior management. In order to provide additional capital to the Company, certain recipients of the warrants, including Mr. Sillerman and other members of the Company’s senior management, immediately exercised an aggregate of five million of the $1.00 warrants for aggregate consideration to the Company of $5,000,000. After giving effect to the consummation of the Simultaneously Closed Transactions, the subsequent distribution by RFX Acquisition of its shares of Common Stock and warrants and the immediate exercise of certain warrants, Mr. Sillerman and other members of the Company’s senior management beneficially own an aggregate of approximately 65% of the outstanding Common Stock on a primary basis.

Lock Up

In connection with the Presley Acquisition, RFX Acquisition and its members have agreed not to dispose of or otherwise transfer any shares of Common Stock until one year from the date of issuance and not to dispose of or otherwise transfer more than 20% in the aggregate of any such securities prior to the 18 month anniversary of the date of issuance.

The Presley Acquisition

The Contribution and Exchange Agreement

The Presley Acquisition was effected pursuant to a Contribution and Exchange Agreement dated December 15, 2004 by and among the Company, The Promenade Trust, a Tennessee grantor trust (the “Trust”) and RFX Acquisition. The Trust has historically directly owned and operated the assets and businesses of Elvis Presley which existed at the time of his death and has owned and operated the businesses and assets acquired and/or created after Elvis’ death through its ownership of 100% of Elvis Presley Enterprises, Inc. (“EPE Inc.”). Prior to consummation of the Presley Acquisition, the Trust contributed the Presley assets and businesses not owned by EPE Inc. to a newly formed Tennessee limited liability company, Elvis Presley Enterprises, LLC (“EPE LLC”).

At the closing of the Presley Acquisition, the Trust contributed 85% of the outstanding equity interests of EPE Inc. and 85% of the membership interests of EPE LLC to the Company. In exchange, the Trust received from the Company $50,125,000 in cash, 1,491,817 shares of Series B Convertible Preferred Stock, no par value per share (the “Series B Preferred Stock”) and one share of Series C Convertible Preferred Stock, no par value per share (the “Series C Preferred Stock”) valued at $22,825,000, and 500,000 shares of Common Stock valued at $7.67 per share (which represents the three day average of the Company’s closing stock price following public announcement of the transaction). In addition, at closing, the Company repaid $25,125,000 of outstanding indebtedness of the Presley Business. The Trust continues to own 15% of the outstanding equity interests of EPE Inc. and 15% of the membership interests of EPE LLC.

Lisa Marie Presley, who is the sole beneficiary of the Trust, will remain involved in the Presley Business through the Trust’s continued ownership interest in each of EPE Inc. and EPE LLC, the Trust’s right as the holder of the Series C Preferred Stock to elect a director (as described below), and Ms. Presley’s long-term employment agreement with EPE Inc. At the closing, the Company entered into long-term employment agreements with Jack Soden and Gary Hovey, key members of EPE Inc. management, pursuant to which Messrs. Soden and Hovey will continue to oversee the day-to-day operations of the Presley Business. At closing, Priscilla Presley entered into a consulting agreement with EPE Inc. for a period of ten years under which she will be paid $560,000 per year. It is anticipated that on February 8, 2005, Ms. Presley will be elected by the holder of the Series C Preferred Stock to serve on the Company’s Board of Directors.

The EPE LLC Operating Agreement and the EPE Inc. Shareholders Agreement

The respective rights of the parties with respect to their ownership interests in EPE Inc. and EPE LLC are governed by the terms of the EPE Inc. charter and Shareholders Agreement, dated as of February 7, 2005 and the EPE LLC Amended and Restated Operating Agreement dated February 7, 2005. Under the terms of such documents, EPE Holding Corporation, a newly formed, wholly owned subsidiary of the Company, is appointed as manager and lead shareholder, with all rights of management over the day-to-day operations of the Presley Business.

The Trust is entitled to certain preferred minimum distributions of certain cash flow from the Presley Business. The Trust also has the right to require the Company to purchase all or a portion of its remaining ownership interest in the Presley Business beginning on the third anniversary of the Presley Acquisition at a price based on the then current fair market value of the Presley Business.

The Graceland Lease

The Company has entered into a 90 year lease with the Trust for the Graceland mansion, under which the Company has the exclusive right to conduct all business operations of and at Graceland, including receipt of all revenue generated in connection with such operations. The Company prepaid approximately $3.0 million of rent at closing of the Presley Acquisition, and will make monthly payments of $1.00 per month during the term of the lease. Under the terms of the lease, the Company is responsible for all costs and expenses arising from or related to the operation of Graceland. The Company has also acquired all worldwide rights, title and interest in and to the name “Graceland,” which name may be used at additional themed locations as well as in Memphis, Tennessee.

The Company has also entered into a license arrangement for the use of all personal items which were owned by Elvis Presley at the time of his death and which are currently owned by the Trust. Under the terms of the license, subject to certain limitations, the Company has the right to use such items, including the right to move and display such items, in furtherance of the Presley Business.

The Series B Convertible Preferred Stock

As part of the consideration for the contribution of the Trust’s assets, the Trust received 1,491,817 shares of Series B Preferred Stock, valued at $22,825,000. Each share of Series B Preferred Stock has a stated value of $15.30 and entitles the holder to receive an annual dividend calculated at a rate of 8% of the stated value ($1,826,000 per annum). The shares of Series B Preferred Stock are convertible into Common Stock at any time at a conversion price equal to the stated value, subject to adjustments in connection with anti-dilution protection for normal stock splits, stock dividends and reorganizations. The shares of Series B Preferred Stock become convertible at the Company’s option from and after the third anniversary of the date of issuance, if, at any time, the average closing price of the Common Stock over a thirty day trading period equals or exceeds 150% of the conversion price.

The holders of the Series B Preferred Stock vote with the holders of Common Stock on all matters on an as converted basis and vote separately as a class with respect to authorizing any of the following: (i) an increase in the authorized number of shares of Series B Preferred Stock, (ii) the issuance of additional shares of Series B Preferred Stock, (iii) the creation or issuance of any equity securities having rights, preferences or privileges senior to or on parity with the Series B Preferred Stock, (iv) amending the Company’s Certificate of Incorporation or By-Laws in a manner that is adverse to the Series B Preferred Stock, (v) the declaration or payment of dividends on equity securities ranking on a parity with or junior to the Series B Preferred Stock, and (vi) the repurchase or redemption of any of the Company’s outstanding equity securities other than shares of the Series B Preferred Stock or the Series A Preferred Stock (as defined herein). Upon a liquidation, the holders of the Series B Preferred Stock are entitled to receive in preference to the holders of any other class or series of the Company’s equity securities (other than the Series A Preferred Stock, which rank on a parity with the Series B Preferred Stock in respect of liquidation), a cash amount per share equal to the greater of (xx) the stated value plus accrued but unpaid dividends, or (yy) the amount to which they would be entitled to receive had they converted into Common Stock.

During the period beginning seven years and six months following the date of issuance and ending eight years and six months following the date of issuance, the Company can redeem the outstanding shares of Series B Preferred Stock, in whole or in part, for an aggregate price equal to the stated value plus accrued but unpaid dividends through the date of redemption. If we do not exercise this redemption right, the conversion price with respect to all remaining shares of Series B Preferred Stock is thereafter reduced to the lower of (i) the conversion price then in effect and (ii) the average closing price of the Common Stock over a thirty day trading period measured as of the last day of the redemption period.

Series C Convertible Preferred Stock

The Trust also received one share of Series C Preferred Stock. The Series C Preferred Stock is convertible into one share of Common Stock and is pari passu with the Common Stock with respect to dividends and distributions upon liquidation. The Series C Preferred Stock is not transferable and automatically converts into one share of Common Stock at such time as the Trust ceases to own at least 50% of the shares of Series B Preferred Stock or such shares of Common Stock received upon conversion of the Series B Preferred Stock. The holder of the Series C Preferred Stock has the right to elect a designee to serve on the Company’s Board of Directors for no additional compensation or expense. It is anticipated that on February 8, 2005, Priscilla Presley will be elected by the holder of the Series C Preferred Stock to serve as a member of the Company’s Board of Directors.

Lock Up

In connection with its receipt of the shares of Common Stock and Series B Preferred Stock, the Trust has agreed not to dispose of or otherwise transfer any shares of Common Stock or Series B Preferred Stock until one year from the date of issuance and not to dispose of or transfer more than 20% in the aggregate of any such securities prior to the 18th month anniversary of the date of issuance.

Priscilla Presley Transaction

In connection with the Presley Acquisition, the Company entered into an agreement with Priscilla Presley, pursuant to which the Company acquired from Ms. Presley all commercial rights held by her to use the name “Presley” in connection with the use and exploitation of the assets acquired from the Trust as well as all of Ms. Presley’s rights, if any, to the name Graceland. The purchase price for the rights acquired from Priscilla Presley was $6.5 million, with $3.0 million paid in cash at the closing and $3.5 million paid in the form of an 8 year subordinated promissory note. The promissory note bears interest at a rate of 5.385% per year.

The Huff Investment

Simultaneous with the closing of the RFX Investment and the Presley Acquisition, Huff contributed an aggregate of $43,818,605 in cash in exchange for: (i) 2,172,400 shares of Series A Convertible Redeemable Preferred Stock, no par value per share (the “Series A Preferred Stock”), each with a stated value of $20.00 per share, (ii) 3,706,052 newly issued shares of Common Stock, (iii) warrants to purchase 1,860,660 shares of Common Stock at $1.00 per share, (iv) warrants to purchase 1,860,660 shares of Common Stock at $1.50 per share, and (v) warrants to purchase 1,860,661 shares of Common Stock at $2.00 per share. The transaction was consummated in accordance with a Stock Purchase Agreement dated February 7, 2005. In order to allow for the Huff Investment without further dilution to the Company’s public shareholders, RFX Acquisition agreed to give up its right to acquire such number of shares of Common Stock and warrants. In connection with the Huff Investment, Huff received certain anti-dilution and return protection rights with respect to the Series A Preferred Stock, each as more fully described below.

The warrants are exercisable for a period of two years following the closing of the Huff Investment. The allocation of the proceeds from the Huff Investment between the fair value of the Series A Preferred Stock and the fair value of the detachable warrants resulted in a beneficial conversion feature in the amount of $12,301,000. This discount will be accreted over the eight year life of the Series A Preferred Stock redemption period and treated as a deemed dividend to the holders of the Series A Preferred Stock.

The Series A Convertible Redeemable Preferred Stock

Each share of Series A Preferred Stock has a stated value of $20.00 per share and is convertible into Common Stock at a conversion price as more fully described below. Holders of the Series A Preferred Stock are not entitled to any dividends beyond participating on an as converted basis in dividends declared with respect to the Common Stock. The shares of Series A Preferred Stock are convertible into Common Stock at any time at the option of the holder. The shares of Series A Preferred Stock become convertible at the Company’s option if, at any time following the third anniversary of issuance the average closing price of the Common Stock over a thirty day trading period equals or exceeds $15.00. In addition, in the event that at any time after issuance (i) the total market capitalization of the outstanding shares of Common Stock equals or exceeds $500.0 million, and (ii) the average closing price of the Common Stock over a period of thirty (30) consecutive trading days equals or exceeds $15.00, the Company shall have the right to convert such number of shares of Series A Preferred Stock with an aggregate stated value of up to 25% of the market value of all publicly traded Common Stock (excluding shares held by affiliates of the Company). The Company cannot force conversion of any shares of Series A Preferred Stock during the lockup period described below.

The holders of the Series A Preferred Stock have certain anti-dilution protection with respect to the Series A Preferred Stock.  The conversion price of the Series A Preferred Stock, which was $10.00 per share at issuance, is subject to adjustment upon (i) issuances of Common Stock at a price below $10.00 per share, and (ii) the exercise or conversion of convertible stock, warrants, options (other than employee incentive stock options) or other similar derivatives relating to Common Stock, in each case at a price below $10.00 per share.  Further, if, at the time the shares of Series A Preferred Stock are converted by the Company, there are outstanding and unconverted or unexercised below $10.00 convertible stock, options or warrants for which no adjustment was made at issuance, then the holders of the Series A Preferred Stock shall receive “penny warrants” to purchase shares equal to 50% of the number of additional shares that would have been received upon conversion of the Series A Preferred had an adjustment been made to the conversion price upon issuance of the below $10 convertible stock, options or warrants.  The “penny warrants” shall only become exercisable upon exercise or conversion of the below $10 convertible stock, options or warrants that caused their issuance and shall expire upon the expiration of such below $10 convertible stock, options or warrants.

Notwithstanding the formula described above, the terms of the Series A Preferred Stock specifically provide for an adjustment for the issuance of the 15,486,815 warrants not exercised by the members of RFX Acquisition immediately following closing, but no adjustment in connection with the issuance and exercise of the warrants received by Huff or the first five million warrants exercised by the members of RFX Acquisition immediately following closing.  After giving effect to the adjustment described in the preceding sentence, the current conversion price of the Series A Preferred Stock is $7.18 per share of Common Stock, so that each share of Series A Preferred Stock is convertible into approximately 2.8 shares of Common Stock.  This anti-dilution protection terminates in the event that the average closing price of the Common Stock over a thirty day trading period at any time equals or exceeds $15.00 and, during the thirty consecutive trading day period, the holders of a majority of the outstanding shares of Series A Preferred Stock otherwise had the opportunity to convert their Series A Preferred Stock and dispose of all shares received following such conversion.

During the first three years following issuance, the Company shall have the option to redeem part or all of the Series A Preferred Stock using up to 25% of the proceeds from each registered public offering or private investment in public equity (“PIPES”) transaction: (i) during the first twelve months following issuance, at a price of $23.10 per share, and (ii) at all times thereafter, at a price that will provide the holders of the Series A Preferred Stock with an IRR of 15.5% on the shares of Series A Preferred Stock being sold.

The holders of the Series A Preferred Stock vote with the holders of Common Stock on all matters on an as converted basis and vote separately as a class with respect to authorizing any of the following: (i) an increase in the authorized number of shares of Series A Preferred Stock, (ii) the issuance of additional shares of Series A Preferred Stock, (iii) the creation or issuance of any equity securities having rights, preferences or privileges senior to or on parity with the Series A Preferred Stock, (iv) amending the Company’s Certificate of Incorporation or By-Laws in a manner that is adverse to the Series A Preferred Stock, (v) the declaration or payment of dividends on equity securities ranking on a parity with or junior to the Series A Preferred Stock, and (vi) the repurchase or redemption any of the Company’s outstanding equity securities other than shares of the Series A Preferred Stock. Upon a liquidation, the holders of the Series A Preferred Stock are entitled to receive in preference to the holders of any other class or series of the Company’s equity securities (other than the Series B Preferred Stock which rank on parity with the Series A Preferred Stock in respect of liquidation), a cash amount per share equal to the greater of (xx) the stated value plus accrued but unpaid dividends, or (yy) the amount to which they would be entitled to receive had they converted into Common Stock.

The holders of the Series A Preferred Stock are entitled to elect one designee to serve on the Board of Directors for no additional compensation or expense. It is anticipated that on February 8, 2005, the holders of the Series A Preferred Stock will elect Edwin M. Banks to serve as a member of the Company’s Board of Directors.

If, after six years following the closing of the Huff Investment, the aggregate return on Huff’s investment in the Series A Preferred Stock does not equal or exceed 8%, then the holders of the Series A Preferred Stock are entitled to receive a distribution of cash or additional shares of Series A Preferred Stock so that the return calculated to such date equals 8% (the “Total Return Amount”).

In the event that any holder of Series A Preferred Stock has not converted its Series A Preferred Stock as of the eighth anniversary of the date of issuance, we will be required to redeem 100% of the outstanding shares of Series A Preferred Stock for an aggregate price equal to the stated value multiplied by the number of shares of Series A Preferred Stock then being redeemed plus any Total Return Amount owed but not paid in accordance with the preceding paragraph.

Lock Up

Huff has agreed not to dispose of or otherwise transfer any shares of Common Stock, Series A Preferred Stock or warrants until one year from the date of issuance.

The Short Term Senior Loan

A portion of the cash consideration for the Presley Acquisition was obtained through a $39.0 million short term senior loan from an affiliate of Bear, Stearns & Co. Inc. The borrower under the Short Term Senior Loan was EPE Holding Corporation, a wholly owned subsidiary of the Company, which directly owns 100% of the Company’s shares and interests in the Presley Business. The principal amount of the loan is guaranteed by the Company and secured by the borrower’s ownership interest in the Presley Business. Full payment on the principal amount is due 364 days from the date of closing. At maturity, the borrower must repay the loan at 101% of the principal amount thereof plus accrued and unpaid interest to the date of maturity. The loan bears interest at a rate per annum equal to LIBOR plus (i) 400 basis points for the first six months following the closing date, (ii) 500 basis points for the period beginning after six months and ending on the ninth month following closing, and (iii) 600 basis points at all times thereafter through maturity. The Company is required repay the loan with the proceeds from a public offering or private placement of any debt or equity securities, any future bank loan or comparable borrowings, and any future asset sales.

The Registration Rights Agreements

Huff and the Trust are each entitled to certain registration rights with respect to the shares of Common Stock and shares of Common Stock underlying any preferred stock or warrants received by such entities.

The Company’s Common Stock is traded in the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol “SPEA.” We have applied for listing of the Company’s Common Stock on the Nasdaq National Market, although no assurances can be made that such application for listing will be approved.

Under Colorado law, the Company did not need the approval of its shareholders to complete the Simultaneously Closed Transactions.

Meeting of Shareholders

At the next meeting of shareholders, the Company intends to seek the approval of its shareholders to effect the following changes:

•                  change the corporate name and state of incorporation of Sports Entertainment Enterprises, Inc. from Colorado to Delaware by means of a merger with and into a newly-created, wholly-owned subsidiary named CKX, Inc., with that entity as the surviving corporation and as the publicly-traded company;

•                  increase the authorized number of the Company’s shares of capital stock from 100,000,000 shares of common stock, no par value and 5,000,000 shares of preferred stock, no par value, to 275,000,000 shares of capital stock, divided into 200,000,000 shares of common stock, par value $.01 per share, and 75,000,000 shares of preferred stock, par value $.01 per share, with the right conferred upon the Board of Directors to set the dividend, voting, conversion, liquidation and other rights, as well as the qualifications, limitations and restrictions, with respect to the preferred stock as the Board of Directors may determine from time to time;

•                  ratify the appointment of Deloitte & Touche LLP as the new independent registered public accounting firm of the Company for the fiscal year ending December 31, 2005; and

•                  Approve the issuance of shares of Common Stock to be received upon conversion of Series B Preferred Stock, to the extent any adjustment in the conversion price would result in an issuance of a number of shares of Common Stock greater than 19.9% of the outstanding shares of Common Stock.

These changes will become effective upon compliance with Section 14(c) of the Exchange Act and Regulation 14C under the Exchange Act. In anticipation of the name change that we intend to pursue, the Company has filed a fictitious firm name certificate with the Secretary of State of the State of Colorado, permitting it to do business under the name of CKX, Inc. pending the reincorporation.

Board of Directors; Change of Control

Upon consummation of the RFX Investment, three of the four former directors of the Company resigned, and the sole remaining director, Ronald S. Boreta, pursuant to and in accordance with the Company’s By-Laws, increased the number of directors to 13, and appointed new directors designated by RFX Acquisition. In accordance with this, on February 7, 2005, the following individuals were appointed to the Board of Directors: Robert F.X. Sillerman, Mitchell J. Slater, Howard J. Tytel, Thomas P. Benson, Edward Bleier, Jerry L. Cohen, Carl D. Harnick, Jack Langer, John D. Miller, Bruce Morrow and Birame N. Sock. Following appointment of the aforementioned individuals, Mr. Boreta resigned from the Board of Directors. The Company filed a 14F Information Statement with the Securities and Exchange Commission (the “SEC”) on January 21, 2005 with respect to the change in a majority of the Board of Directors and mailed a copy of the 14F Information Statement to its shareholders of record in accordance with the Exchange Act.

In connection with its receipt of the Series C Preferred Stock, the Trust was granted the right to elect an individual to serve on the Company’s Board of Directors. It is anticipated that on February 8, 2005, Priscilla Presley will be elected by the holder of the Series C Preferred Stock to serve as a member of the Company’s Board of Directors.

The holders of the Series A Preferred Stock have the right to elect a member of the Company’s Board of Directors. It is anticipated that on February 8, 2005, Edwin M. Banks will be elected by the holders of the Series A Preferred Stock to serve as a member of the Company’s Board of Directors.

All directors hold office until the next annual meeting of shareholders and the election and qualification of their successors. Each of Messrs. Bleier, Cohen, Harnick, Langer, Miller and Morrow and Ms. Sock, representing a majority of the 13 directors, are considered “independent” under the SEC’s and NASDAQ’s new independence standards. Officers are elected annually by the Board of Directors and will serve at the discretion of the Board.

Amendments to the Company’s By-Laws

The Company expects that on February 8, 2005, its Board of Directors will approve amended and restated By-Laws of the Company to, among other things: (i) eliminate the ability of shareholders to take action by written consent; (ii) permit the Board of Directors to postpone a previously scheduled meeting of shareholders or cancel a special meeting of shareholders, with notice given prior to the previously scheduled date of such meeting; (iii) permit the Chairman of the Board of Directors or Chief Executive Officer to adjourn a meeting of shareholders if a quorum is not present; (iv) provide for election of members of the Board of Directors by holders of preferred stock when entitled to vote for directors; (v) eliminate the requirement that the Board of Directors consist of no less than three members; (vi) provide that shareholders may remove a director only for cause and only by the affirmative vote of the holders of at least 80% of the outstanding stock entitled to vote generally in the election of directors; (vii) require shareholders who wish to nominate directors or who wish to present matters to be considered at any meeting of shareholders to comply with certain advance notice provisions, other than persons designated pursuant to a series of preferred stock; (viii) provide for the inspection of corporate books only pursuant to Colorado law; (ix) provide that any amendments to the Company’s By-Laws may be approved at a meeting of shareholders only if notice of such amendment was provided in the notice of the meeting; and (x) provide that the indemnification provisions in the Company’s By-Laws relating to directors and officers may not be amended except by the affirmative vote of two-thirds of the Board of Directors or the affirmative vote of 75% of the outstanding shares of each class of stock, and then only if notice of such amendment was set forth in the notice of the meeting.

Principal and Management Shareholders

The following table sets forth information regarding the number of shares of common stock of the Company beneficially owned on February 7, 2005 following the consummation of the Simultaneously Closed Transactions by:

•      each person who is known by the Company to beneficially own 5% or more of the Common Stock of the Company;

•                  each of the directors and executive officers of the Company; and

•                  all of the Company’s directors and executive officers, as a group.

As used in the table below, the term “beneficial ownership” means the sole or shared power to vote or direct the voting, or to dispose or direct the disposition, of any security. A person is deemed as of any date to have beneficial ownership of any security that such person has a right to acquire within 60 days after such date. Except as otherwise indicated, the shareholders listed below have sole voting and investment powers with respect to the shares indicated. For purposes hereof, beneficial ownership has been determined assuming 43,953,195 shares of Common Stock are outstanding, giving effect to the

Simultaneously Closed Transactions and the issuance of 34,720,124 shares of Common Stock and the recent exercise of 5,000,000 warrants by certain principal shareholders, but without giving effect to the exercise or conversion of other options, warrants and convertible securities which are exercisable for or convertible into shares of Common Stock. Except as otherwise set forth below, the address of each of the persons listed below is c/o the Company, 650 Madison Avenue, New York, New York 10022.

Name (and Address of Beneficial Owner of More than 5%)	Shares Beneficially Owned		Percent of Class

Beneficial Owners of 5% or More

Robert F.X. Sillerman	33,373,861	(1)	60.6
Huff Alternative Fund, L.P.	15,040,243	(2)	27.2
Mitchell J. Slater	3,354,103	(3)	7.5
Howard J. Tytel	3,354,103	(4)	7.5
Michael G. Ferrel	2,659,202	(5)	6.0
D. Geoffrey Armstrong	2,659,202	(6)	6.0

Directors and Executive Officers:
Thomas P. Benson	1,550,780	(7)	3.5
Kraig G. Fox	1,218,152	(8)	2.7
Edwin M. Banks	—	(9)	—
Edward Bleier	—		—
Jerry L. Cohen	—		—
Carl D. Harnick	—		—
Jack Langer	—		—
John D. Miller	—		—
Bruce Morrow	—		—
Priscilla Presley	—		—
Birame N. Sock	—		—
All directors and executive officers as a group (14 persons):	42,850,999		73.8%

(1) Includes: (i) 14,067,168 shares of Common Stock owned of record by Mr. Sillerman; (ii) 7,620,462 shares of Common Stock underlying presently exercisable warrants issued to Mr. Sillerman; (iii) 1,000,000 shares of Common Stock owned of record by Laura Baudo Sillerman, Mr. Sillerman’s spouse, (iv) 7,143,700 shares of Common Stock owned of record by Sillerman Commercial Holdings Partnership L.P., in which Mr. Sillerman is the sole shareholder of the general partner; and (v) 3,542,531 shares of Common Stock underlying presently exercisable warrants issued to Sillerman Commercial Holdings Partnership L.P.

(2) Includes: (i) 3,626,363 shares of Common Stock owned of record by The Huff Alternative Fund, L.P.; (ii) 5,951,926 shares of Common Stock issuable upon conversion of 2,125,688 shares of Series A Preferred Stock owned of record by The Huff Alternative Fund, L.P. at a current conversion price of $7.18 per share (i.e., 2.8 shares of Common Stock for each share of Series A Preferred Stock); and (iii) 5,461,954 shares of Common Stock underlying presently exercisable warrants issued to The Huff Alternative Fund, L.P. Edwin M. Banks is a portfolio manager at W.R. Huff Asset Management Company L.L.C., an affiliate of The Huff Alternative Fund, L.P.

(3) Includes: (i) 1,803,500 shares of Common Stock owned of record by Mr. Slater; (ii) 1,050,603 shares of Common Stock underlying presently exercisable warrants issued to Mr. Slater; and (iii) 500,000 shares of Common Stock owned of record by Mitchell J. Slater 2004 GRAT.

(4) Includes: (i) 1,736,727 shares of Common Stock owned of record by Mr. Tytel and Sandra Tytel, Mr. Tytel’s spouse, as tenants in common with rights of survivorship; (ii) 778,855 shares of Common Stock underlying presently exercisable warrants issued to Mr. Tytel and Sandra Tytel, Mr. Tytel’s spouse, as tenants in common with rights of survivorship; (iii) 283,438 shares of Common Stock owned of record by the Jennifer Tytel Trust; (iv) 135,824 shares of Common Stock underlying presently exercisable warrants issued to the Jennifer Tytel Trust; (v) 141,668 shares of Common Stock owned of record by the Michael Frey Trust; (vi) 67,962 shares of Common Stock underlying presently exercisable warrants issued to the Michael Frey Trust; (vii) 141, 668 shares of Common Stock owned of record by the Andrew Frey Trust; and (viii) 67,962 shares of Common Stock underlying presently exercisable warrants issued to the Andrew Frey Trust.

(5) Includes: (i) 455,888 shares of Common Stock held by the Ferrel Children’s Trust; (ii) 407,999 shares of Common Stock underlying presently exercisable warrants; and (iii) 117,203 shares of Common Stock underlying presently exercisable warrants held by the Ferrel Children’s Trust.

(6) Includes 525,302 shares of Common Stock underlying presently exercisable warrants.

(7) Includes 485,780 shares of Common Stock underlying presently exercisable warrants.

(8) Includes 381,552 shares of Common Stock underlying presently exercisable warrants.

(9) Edwin M. Banks is a portfolio manager at W.R. Huff Asset Management Company, an affiliate of Huff Alternative Fund, L.P.

Description of Presley Business

Set forth below is information solely concerning the Presley Business.

General

At the present time, the Company’s principal business activities consist of the operation of the Presley Business, which is primarily comprised of the Graceland business and the Licensing and Intellectual Property business. The Graceland business includes revenues derived from the operation of the Graceland museum and related attractions, the operation of Elvis Presley’s Heartbreak Hotel, and the operation of an apartment complex in Memphis, Tennessee. The Licensing and Intellectual Property business includes the licensing of the name, likeness and trademarks associated with Elvis Presley, the exploitation of certain owned and/or controlled intellectual property and the collection of royalties from motion pictures, television specials and recorded music.

Graceland Operations

Graceland

Graceland, the 13.5 acre estate which served as the primary residence of Elvis Presley from 1957 until his passing in 1977, is located in Memphis, Tennessee. Graceland was first opened to public tours in 1982. Over the past five years, Graceland has averaged approximately 570,000 visitors per annum.

The Company operates Graceland under the terms of a 90 year lease with the Trust. The Company prepaid approximately $3.0 million of rent at closing of the Presley Acquisition, and will make monthly payments of $1.00 per month during the term of the lease. The Company has also acquired all worldwide rights, title and interest in and to the name “Graceland”, which name may be used at additional themed locations as well as in Memphis, Tennessee.

The focal point of the Graceland business is the mansion tour, which includes a guided walk through the living room, music room, Elvis’ parents’ bedroom, the dining room, kitchen, TV room, pool room, and “jungle” den in the main house, and, behind the house, Elvis’ racquetball building and his original business office. The tour includes an extensive display of Elvis’ gold records and awards, career mementos, stage costumes, jewelry, photographs and more. The tour also includes a visit to the Meditation Garden, where Elvis and members of his family have been laid to rest.

In addition to the mansion, the Graceland operations include access to an automobile museum featuring vehicles owned and/or used by Elvis, the “Sincerely Elvis” museum, which features changing exhibits of Elvis memorabilia, a movie theater showing movies starring Elvis, an aviation exhibition featuring the airplanes on which Elvis traveled while on tour, retail stores offering Elvis themed merchandise, restaurants, a wedding chapel, ticketing and parking. The Company also owns and operates its own retail stores and directly produces exclusive licensed merchandise for visitors to Graceland.

The Company owns and/or has the right to use a significant amount of memorabilia including that which is presently on display at Graceland. The Company may consider future development of additional Graceland-type museums and attractions at other strategic locations in order to expand and develop the presence of the Elvis Presley identity, both nationally and internationally. If the Company is successful in developing such attractions, it may do so as an owner/operator or as a licensor and may do so as a free standing attraction or in conjunction with a hotel or other development or attraction.

Elvis Presley’s Heartbreak Hotel

Adjacent to the mansion and related attractions, the Company has, since 1998, operated Elvis Presley’s Heartbreak Hotel, which is marketed primarily to visitors to Graceland. Elvis Presley’s Heartbreak Hotel is a 128-room boutique hotel premised on the legendary hospitality and personal style for which Elvis Presley was known. In addition to the regular guest rooms, the Heartbreak Hotel has four themed suites which provide guests with an opportunity to experience an Elvis themed lodging experience. The hotel had an average occupancy rate of approximately 80% during the year ended December 31, 2004.

Meadow Oaks Apartments

The Company owns and operates a 270-unit apartment complex that is adjacent to the Graceland real property.

Licensing and Intellectual Property

Music Publishing

The Company owns co-publishing rights to approximately 650 compositions that Elvis Presley recorded. The Company, along with one of two other co-publishers of these titles has entered into an administration agreement with Chrysalis Music Publishing. Approximately 60% of publishing income is U.S. based and 40% is international. The public performance of this catalog is administered both by ASCAP and BMI, the two largest U.S. based companies which license and distribute royalties for the non-dramatic public performances of the copyrighted works.

Record Royalties

Elvis’ U.S. sales earned him gold, platinum or multi-platinum awards for 149 different albums and singles, far more than any other artist. Among his many awards and accolades were 14 Grammy nominations (3 wins) from the National Academy of Recording Arts & Sciences and the Grammy Lifetime Achievement Award, which he received at age 36.

Elvis began his recording career with Sun Records in Memphis in the summer of 1954. Sun Records owner/producer Sam Phillips sold Elvis’ recording contract and the catalog of Elvis’ Sun recordings to RCA in the fall of 1955. Elvis began recording for RCA in January 1956 and continued under contract with RCA for the rest of his life. Elvis never had ownership in his Sun or RCA recordings. Elvis received an artist’s royalty on record sales, per the terms of his contracts with the record company. In March 1973, Elvis was paid a lump sum payment for the rights to receive royalties for anything that had been recorded up to that time.

Although Elvis sold all his rights to record royalties for songs recorded prior to March 1973 to his label, RCA (now BMG), the Company continues to receive royalties for songs recorded and released after March 1973.

BMG generally does not have the right to license Elvis’ master recordings for any commercial use other than the direct sale of sound recordings. The Company negotiates, together with BMG, when requests are received for the use of these masters in a commercial setting. In addition, the Company retains the right to approve remixes and edits of any of the master recordings.

Image & Likeness

The Company owns the name, image and likeness of Elvis Presley as well as trademarks in various names and images associated with Elvis. The Company licenses the use of this intellectual property for commercial exploitation. In addition, the Company licenses the use of video and/or audio clips of Elvis from the various motion pictures in which he starred and the television programs which the Company owns.

The Company believes that its experience and its infrastructure with respect to the utilization of the name, image and likeness of Elvis Presley provide a strong base upon which to expand its business into other celebrity brands. The Company is presently exploring various methods of expanding this business which might include purchasing additional name and likeness rights or entering into agreements for the management of name and likeness rights.

Television/Video

The Company owns all rights, title and interest to, and licenses and receives revenues from, two television specials, “68 Special” (1968) and “Aloha From Hawaii” (1973). The Company also owns the rights to “Elvis by the Presleys,” a two-hour documentary and four-hour DVD being produced for television, that contains rare archival footage, home movies and photos, and interviews with Elvis, his friends and relatives, including Lisa Marie Presley and Priscilla Presley. Elvis by the Presleys is expected to air on the CBS television network in the United States and on various foreign television networks in 2005.

Motion Pictures

Elvis starred in 31 feature films as an actor and two theatrically released concert documentary films. Elvis had, and the Company continues to receive, participation royalties in 25 of these films. Though the Company continues to receive royalties, it does not own the films themselves and therefore does not control the content or distribution of such films.

In addition, the Company has the right to and negotiates for revenues associated with the out-of-context exploitation rights of Elvis’ images from these films.

Licensing

In addition to its own merchandising efforts, the Company’s licensing division is charged with the responsibility of protecting and preserving the integrity of Elvis Presley, Graceland and other related properties. This is accomplished through the pursuit of the right commercial opportunities that fit with our financial strategies while maintaining desired branding and positioning for Elvis and our other properties. We currently have over 100 licensing arrangements.

The Company believes that its experience and its infrastructure with respect to managing the licensing business related to Elvis Presley and Graceland provide a strong base upon which to expand its licensing business with respect to other brands.  The Company is presently exploring various methods for the expansion of this business which might include the acquisition of rights suitable for licensing or entering into agreements to manage licensing for individuals or entities compatible with the Company’s present business.

Regulation

We and our properties are subject to extensive environmental laws and regulations relating to the use, storage, disposal, emission and release of hazardous and non-hazardous substances. In addition, we are subject to other laws and regulations, including those relating to antitrust, consumer protection and the operation of public facilities that could significantly affect the conduct of our business and the implementation of our operating and acquisition strategies. For example, the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice have the authority to challenge our domestic acquisitions on antitrust grounds before or after the acquisitions are completed. State agencies may also have standing to challenge these acquisitions under state or federal antitrust law.

Intellectual Property

Our business involves the ownership and distribution of intellectual property. Such intellectual property includes copyrights; trademarks in names, logos and characters; patents or patent applications for inventions related to its products and services; and licenses of intellectual property rights of various kinds. These intellectual property assets, both in the U.S. and in other countries around the world, are among the Company’s most valuable assets. To protect these assets, the Company may rely upon a combination of copyright, trademark, unfair competition, patent and trade secret laws and contract provisions. The duration of the protection afforded to the Company’s intellectual property will depend on the type of property in question and the laws and regulations of the relevant jurisdiction; in the case of licenses, it also depends on contractual and/or statutory provisions.

Employees

As of January 31, 2005, the Company had 162 full-time employees, 126 part-time employees and 57 seasonal employees, most of whom work at the Company’s Memphis locations.

Description of Property

The following chart briefly describes the properties owned and/or leased by the Company.

Name of Property	Owns or Leases	Approx. Acreage	Type/Use of Property	Location
Mansion Property	Lease	13.53 acres	Museum Home	Memphis, Tennessee
Retail/Parking/Ancillary Use	Owns	38.60 acres	Parking Lot/Airplane Museum/Retail/Corporate Office/Ancilllary Use	Memphis, Tennessee
Heartbreak Hotel	Owns	2.658 acres	Hotel	Memphis, Tennessee
Meadow Oaks Apartments	Owns	10.70 acres	Apartment Complex	Memphis, Tennessee
Memphis Restaurant Property (1)	Lease	0.828 acres	Restaurant/ Nightclub	Memphis, Tennessee
Corporate Offices	Lease	16,810 square feet	Offices	New York, New York
Corporate Offices	Lease	2,200 square feet	Offices	Los Angeles, California

(1) The Company closed the restaurant effective September 2003 and is attempting to negotiate a termination or sublease of the entire space.

SELECTED FINANCIAL DATA

($ in thousands)

	The Presley Business						Pro Forma SPEA
	Year Ended October 31, 1999	Year Ended October 31, 2000	Year Ended December 31, 2001	Year Ended December 31, 2002	Year Ended December 31, 2003	Nine Months Ended September 30, 2004	Year Ended December 31, 2003	Nine Months Ended September 30, 2004
Income Statement Data:

Net revenues	$34,882	$38,048	$37,194	$43,644	$44,376	$32,426	$44,376	$32,426
Operating expenses (excluding depreciation and amortization)	29,480	30,042	30,051	30,896	32,359	24,209	31,979	23,924
Depreciation and amortization	1,155	1,150	1,139	1,123	1,227	898	9,108	6,831

Corporate expenses	—	—	—	—	—	—	9,000	6,750
Operating income (loss)	4,247	6,856	6,004	11,625	10,790	7,319	(5,711)	(5,079)
Interest expense	1,641	1,244	1,503	1,623	1,362	916	4.003	2,963
Other income (expenses)	—	—	—	56	91	8	105	8
Minority interest in income (loss)	—	—	—	—	—	—	(1,200)	(900)
Income (loss) before income taxes	2,606	5,612	4,501	10,058	9,519	6,411	(10,809)	(8,934)
Income tax (expense) benefit	388	(1,203)	(435)	(1,863)	(813)	(562)	(527)	(225)
Net income (loss) from continuing operations	2,994	4,409	4,066	8,195	8,706	5,849	(11,336)	(9,159)
Net income (loss) available to common shareholders	2,994	4,409	4,066	8,195	8,706	5,849	(14,634)	(11,,632)
Net income (loss) per common share							(0.33)	(0.26)
Weighted average common shares outstanding	—	—	—	—	—	—	43,941,993	43,953,185

	The Presley Business			Pro Forma SPEA
	December 31, 2002	December 31 2003	September 30, 2004	September 30, 2004
Balance Sheet Data:

Cash and cash equivalents	$855	$287	$214	$5,129
Other current assets	12,765	10,294	10,197	10,197
Total assets	43,124	37,304	37,036	146,498
Current liabilities (excluding current portion of debt)	11,627	9,214	12,279	12,279
Debt	26,326	26,431	22,656	42,500
Total liabilities	38,403	35,645	34,935	54,779
Minority interest	—	—	—	15,394
Redeemable convertible preferred stock	—	—	—	12,301
Net assets/Shareholders equity	4,721	1,659	2,101	64,024

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

OVERVIEW

Management’s discussion and analysis of results of operations is based solely on the results of operations of the Presley Business.  As a result of our acquisition of the Presley Business, we have made changes to the historical capital and financial structure of the Company and are required to apply purchase accounting rules to the transaction. Therefore, the historical management’s discussion and analysis of results of operations may not be indicative of future operating results.

We have acquired an 85% interest in the Presley Business. The historical financial statements of the Presley Business and related management’s discussion and analysis of results of operations reflects 100% of the Presley Business. The former owner of this business maintains a 15% ownership interest in the business, is entitled to certain future distributions and has other contractual rights which are described further below and elsewhere in this Form 8-K.

Management’s discussion and analysis of results of operations and financial condition should be read in conjunction with the historical financial statements and footnotes of the Presley Business which are included herein and our historical financial statements which are incorporated by reference.

As a result of the Simultaneously Closed Transactions, our future results of operations may change materially from the historical results of operations reflected in the historical financial statements of the Presley Business. Accordingly, management’s discussion and analysis of results of operations and financial condition should also be read in conjunction with our unaudited pro forma condensed combined financial statements included elsewhere in this filing.

As our business currently is represented solely by the operation of the Presley Business, the following discussion is based on the consolidated operating results of the Presley Business.

Presley Business

Our current business consists of generating revenue from the name and likeness of Elvis Presley including physical and intellectual property owned or created by Elvis Presley during his life. Our primary revenue sources include ticket sales and related income from public tours of Graceland, income from licensing Elvis’ name and likeness for consumer products, commercials and other uses and royalties and other income derived from intellectual property created by Elvis including records, movies, videos and music publishing. We also derive revenue from the operation of Elvis Presley’s Heartbreak Hotel and the Meadow Oaks apartment complex. Most of our revenue sources are dependant upon the public’s continued interest in Elvis and the intellectual property he created.

Revenue from tours of Graceland has historically been seasonal with sharply higher numbers of visitors during the late spring and summer months as compared to the fall and winter seasons.

Licensing revenue is primarily derived from long-term contracts with terms of two to ten years. Although we seek to obtain significant minimum guarantees, our licensing revenue varies based on the actual product sales generated by licensees.

The intellectual property created by Elvis during his lifetime which we own has generally been assigned to third parties for commercial exploitation under long-term agreements. Although we maintain certain controls over the use of this content and, in certain cases, have rights to terminate these agreements if the third party fails to perform, our revenue from this intellectual property is highly dependant upon the third parties ability to successfully market the content.

Our significant costs to operate the Presley Business include salaries, rent and other general overhead costs. Most of our costs do not vary significantly with our revenue. Our discretionary costs are generally in our marketing and promotions department which we primarily incur to maintain and/or increase the number of visitors to Graceland.

Fiscal Year 2003 Compared to Fiscal Year 2002

(in 000’s)	2003	2002	% Change

Revenues	$44,376	$43,644	1.7%
Operating Expenses	32,359	30,896	4.7%
Depreciation and Amortization Expense	1,227	1,123	9.3%
Operating Income	10,790	11,625	-7.2%
Interest Expense	1,362	1,623	-16.1%
Loss from Discontinued Operations	3,378	720	369.2%
Income Tax	813	1,863	-56.4%
Net Income	5,328	7,475	-28.7%

Revenues

Tour and exhibit revenues increased by $402 or 4% in 2003 reflecting a 1% increase in attendance and a modest increase in average ticket prices.

Revenues from the Graceland retail operations declined by $109 or 1% in 2003 as average per patron spending dropped modestly from 2002 which benefited from the 25th Commemoration of the death of Elvis Presley.

Licensing fees and royalties increased by $286 or 2% in 2003. Revenue increased principally as a result of the continuing impact of promotions launched in connection with the 25th Commemoration of Elvis’ death in August 2002. These promotions included the release of a highly successful new album by BMG containing the thirty #1 singles Elvis achieved on the US and UK charts during his career. Music publishing royalties on this album were received in both 2002 and 2003.

Hotel revenues increased by $149 or 5% in 2003 reflecting higher occupancy rates (82% in 2003 versus 74% in 2002) which was partially offset in part by lower average daily rates per room.

Operating Expenses (excluding Depreciation and Amortization Expense)

Cost of sales grew by $323 or 5% reflecting lower margins from programs designed to aggressively sell remaining 25th Commemoration merchandise.

Other operating expenses increased by $1,140 or 5% due in part to increased salary and benefits of $393. Professional fees increased $284 in 2003 reflecting increased legal fees associated with new licensing projects. Other expenses increased by $697 due primarily to increased costs associated with maintaining the Elvis.com website, additional costs associated with industry conventions, and costs associated with an

“Elvis the Concert” tour through Europe. These increases were partially offset by a decline in insurance expense largely due to a departure from the higher premiums triggered by the September 11th attacks.

Depreciation and Amortization Expenses

Depreciation and amortization expenses increased by $104 or 9% primarily as a result of renovations completed at the Heartbreak Hotel in early 2003.

Interest Expense

Interest expense decreased during 2003 principally due to a refinancing of fixed rate debt to a floating rate loan.

Income Tax Expense

Income tax expense decreased by $1,050 principally reflecting an increase in the amount of non taxable trust income.

Loss from Discontinued Operations

Loss from discontinued operations decreased by $67 in 2003 as a result of the decision to cease operations of an Elvis-themed restaurant owned by the Company in downtown Memphis in September of 2003 due to ongoing operating losses of the business. The Company also recorded an impairment loss of $2,724 in 2003 which included the write down of furniture and fixtures and an accrual for the estimated future rent, real estate taxes and insurance costs the Company expects to incur on the property.

Net Income

Net income declined in 2003 reflecting the decline in operating income and the increased loss from discontinued operations.

Fiscal Year 2002 Compared to Fiscal Year 2001

(in 000’s)	2002	2001	% Change

Revenues	$43,644	$37,194	17.3%
Operating Expenses	30,896	30,051	2.8%
Depreciation and Amortization Expense	1,123	1,139	-1.4%
Operating Income	11,625	6,004	93.6%
Interest Expense	1,623	1,503	8.0%
Loss from Discontinued Operations	720	2,169	-66.8%
Income Tax	1,863	435	328.3%
Net Income	7,475	1,898	293.8%

Revenue

Tour and exhibit revenue increased $296 or 3% which resulted from an attendance increase of 3% driven largely by special events marking the 25th Commemoration of Elvis’ death in 2002.

Revenues from Graceland retail operations increased $2,237 or 17% as a result of increased attendance and higher spending per patron on merchandise and food and beverage. Special products designed for the 25th Commemoration of Elvis’ death helped drive the increase in patron spending.

Licensing fees and royalties increased $2,654 or almost 27% due in part to the 2002 release of the aforementioned successful new album by BMG containing the thirty #1 singles Elvis achieved on the US and UK charts during his career.

Hotel revenues increased $360 or almost 13% reflecting higher occupancy rates (74% in 2002 versus 67% in 2001).

Operating Expenses (excluding Depreciation and Amortization Expense)

Cost of sales increased by $1,001 or over 16% as a result of increased merchandise sales volumes.

Other operating expenses increased $84.5 or 2.8%. The increase resulted primarily from a savings of $1,084 in salaries and benefits expense which reflected staffing reductions made following September 11th as the Company anticipated that general declines in tourism might reduce total attendance at Graceland. This was offset in large part by increased insurance costs reflecting higher premiums after September 11th. Professional fees increased slightly as part of the BMG record project, and consulting costs related to the 25th Commemoration events. Maintenance costs declined by $199 or 22% in 2002 reflecting efforts in 2001 to prepare the grounds for the 25th Commemoration events. This was more than offset by an increase in other expenses largely due to costs associated with enhancements to the Elvis.com web site.

Depreciation and Amortization Expenses

Depreciation and amortization expenses remained consistent from 2001 to 2002 as there were no significant new capital investments.

Interest Expense

Interest expense increased $121 or 8% due to increased borrowings associated with acquiring additional merchandise for the 25th Commemoration events and costs associated with the aforementioned discontinued operations of the downtown Memphis restaurant in 2002.

Income Tax Expense

Income tax expense increased $1,428 or 328% reflecting the increased income for the year.

Loss from Discontinued Operations

The loss from discontinued operations decreased by $1,449 as the Company took aggressive steps to reduce operating costs at its downtown Memphis restaurant and the Company’s income tax allocation agreement was changed to provide for the deduction of the restaurant losses.

Net Income

Net income increased in 2002 primarily reflecting the increase in revenues described above.

LIQUIDITY AND CAPITAL RESOURCES

Cash Flow

Operating Activities

Net cash flow from operating activities of $9.1 million for the year ended December 31, 2003 principally reflects cash generated by the operations offset in part by the costs associated with operating the downtown Memphis restaurant. Net cash flow from operating activities of $9.5 million for the year ended December 31, 2002 principally reflects the strong attendance and sales associated with the 25th Commemoration events. For the year ended December 31, 2001 net cash flows from operating activities of $7.5 million reflects cash generated from continuing operations of the Graceland assets and licensing and royalty arrangements.

Investing Activities

Net cash outflows for investing activities of $0.5 million for the year ended December 31, 2003 principally reflects the cost of capital improvements at the Heartbreak Hotel. Net cash outflows for investing activities of $0.2 million for the year ended December 31, 2002 principally reflects purchases of selected assets for the Graceland properties. Net cash outflows for investing activities of $0.8 million for the year ended December 31, 2001 principally reflect investments in Graceland property improvements, software, improvements at the Elvis Presley Memphis restaurant, and additional Hotel renovations.

Financing Activities

Net cash used in financing activities of $8.3 million for the year ended December 31, 2003 principally reflects distributions to the Trust of $8.4 million, and net proceeds from borrowings of $3.9 million after principal repayments of $3.8 million. Net cash used in financing activities of $8.6 million for the year ended December 31, 2002 principally reflects distributions to the Trust of $4.8 million and debt reduction of $6.1 million party offset by debt proceeds of $2.3 million. For the year ended December 31, 2001 net cash used in financing activities of $4.4 million was driven primarily by distributions to the Trust.

Pro Forma Liquidity and Capital Resources

Sources of Capital

As of September 30, 2004, on a pro forma basis for the Simultaneously Closed Transactions, we had $39.0 million of debt outstanding under our Short Term Senior Loan, $3.5 million of debt outstanding under the Priscilla Presley note and $5.1 million in cash and cash equivalents. Our cash on hand together with any cash we generate from operations will be sufficient to fund our obligations through January 1, 2006. However, we will be unable to repay the Short Term Senior Loan at maturity in February 2006 unless we can successfully arrange a longer-term senior credit facility or sell additional equity or debt securities in a public or private offering. Our ability to successfully arrange new debt or equity financing to repay the Short Term Senior Loan will be dependant upon a number of factors including the future financial performance of our business and general conditions in the capital markets.

Short Term Senior Loan

The Short Term Senior Loan is an obligation of EPE Holding Corporation, a wholly-owned subsidiary of the Company which owns our 85% interest in the Presley Business.

The Short Term Senior Loan is due and payable on February 6, 2006 although we are required to repay the loan immediately with the proceeds from a public offering or private placement of any debt or equity securities, any future bank loan or comparable borrowings, and any future asset sales. The loan is also immediately due and payable upon a change in control of our Company as defined in the Short Term Senior Loan credit agreement.

We pay cash interest on the Short Term Senior Loan at three month LIBOR plus 400 basis points (bps) (approximately 6.75%). In the event that the Short Term Senior Loan has not been prepaid within six months, the interest rate on the loan increases by 100 bps with the incremental interest deferred and payable upon maturity. In addition, the interest rate increases by an additional 100 bps if the loan has not been repaid within nine months. We are required to repay the Short Term Senior Loan at 101% of the principal amount at maturity. This additional $390,000 of principal will be recorded as interest expense over the life of the loan.

The Short Term Senior Loan is secured by 100% of our ownership interests in the Presley Business and places restrictions on our ability to pay dividends from the borrower to the parent company, to fund corporate expenses and pay dividends on our Series B Preferred Stock. The loan also requires us to maintain certain financial covenants including (i) a maximum debt to EBITDA ratio, (ii) minimum EBITDA, (iii) minimum tangible net worth and (iv) minimum cash on hand. If we are unable to meet these requirements or satisfy these covenants, EPE Holding Corporation may not be able to pay dividends to our parent company and we therefore may not be able to fund all of our obligations. Under the terms of the Short Term Senior Loan, EBITDA is defined as consolidated net income plus income tax expense, interest expense, depreciation and amortization expense, extraordinary charges and non-cash charges and minus interest income, extraordinary gains and any other non-cash income.

Series A Convertible Redeemable Preferred Stock

The Company has 2,172,400 shares of Series A Preferred Stock outstanding. Each share of Series A Preferred Stock has a stated value of $20.00 per share and is convertible into Common Stock at a conversion price as more fully described below. Holders of the Series A Preferred Stock are not entitled to any dividends beyond participating on an as converted basis in dividends declared on the Company’s Common Stock. The shares of Series A Preferred Stock are convertible into Common Stock at any time at the option of the holder. The shares of Series A Preferred Stock become convertible at the Company’s option if, at any time following the third anniversary of issuance the average closing price of the Common Stock over a thirty day trading period equals or exceeds $15.00. In addition, in the event that at any time after issuance (i) the total market capitalization of the outstanding shares of Common Stock equals or exceeds $500 million, and (ii) the average closing price of the Common Stock over a period of thirty (30) consecutive trading days equals or exceeds $15.00, the Company shall have the right to convert such number of shares of Series A Preferred Stock with an aggregate stated value of up to 25% of the market value of all publicly traded Common Stock (excluding shares held by affiliates of the Company). The Company cannot force conversion of any shares of Series A Preferred Stock during the lockup period described below.

The holders of the Series A Preferred Stock have certain anti-dilution protection with respect to the Series A Preferred Stock.  The conversion price of the Series A Preferred Stock, which was $10.00 per share at issuance, is subject to adjustment upon (i) issuances of Common Stock at a price below $10.00 per share, and (ii) the exercise or conversion of convertible stock, warrants, options (other than employee incentive stock options) or other similar derivatives relating to Common Stock, in each case at a price below $10.00 per share.  Further, if, at the time the shares of Series A Preferred Stock are converted by the Company, there are outstanding and unconverted or unexercised below $10.00 convertible stock, options or warrants for which no adjustment was made at issuance, then the holders of the Series A Preferred Stock shall receive “penny warrants” to purchase shares equal to 50% of the number of additional shares that would have been received upon conversion of the Series A Preferred had an adjustment been made to the conversion price upon issuance of the below $10 convertible stock, options or warrants.  The “penny warrants” shall only become exercisable upon exercise or conversion of the below $10 convertible stock, options or warrants that caused their issuance and shall expire upon the expiration of such below $10 convertible stock, options or warrants.

Notwithstanding the formula described above, the terms of the Series A Preferred Stock specifically provide for an adjustment for the issuance of the 15,486,815 warrants not exercised by the members of RFX Acquisition immediately following closing, but no adjustment in connection with the issuance and exercise of the warrants received by Huff or the first five million warrants exercised by the members of RFX Acquisition immediately following closing.  After giving effect to the adjustment described in the preceding sentence, the current conversion price of the Series A Preferred Stock is $7.18 per share of Common Stock, so that each share of Series A Preferred Stock is convertible into approximately 2.8 shares of Common Stock.  This anti-dilution protection terminates in the event that the average closing price of the Common Stock over a thirty day trading period at any time equals or exceeds $15.00 and, during the thirty consecutive trading day period, the holders of a majority of the outstanding shares of Series A Preferred Stock otherwise had the opportunity to convert their Series A Preferred Stock and dispose of all shares received following such conversion.

During the first three years following issuance, the Company shall have the option to redeem part or all, of the Series A Preferred Stock using up to 25% of the proceeds from each registered public offering or PIPES transaction: (i) during the first twelve months following issuance, at a price of $23.10 per share, and (ii) at all times thereafter, at a price that will provide the holders of the Series A Preferred Stock with an IRR of 15.5% on the shares of Series A Preferred Stock being sold.

If, after six years following the closing of the Huff Investment, the aggregate return on the holders of the Series A Preferred Stock’s investment (including the Series A Preferred Stock, the shares of Common Stock and the warrants) does not equal or exceed 8%, then the holders of the Series A Preferred Stock are entitled to receive a distribution of cash or additional shares of Series A Preferred Stock so that the return calculated to such date equals 8% (the “Total Return Amount”).

In the event that any holder of Series A Preferred Stock has not converted its Series A Preferred Stock as of the eighth anniversary of the date of issuance, we will be required to redeem 100% of the outstanding shares of Series A Preferred Stock for an aggregate price equal to the stated value multiplied by the number of shares of Series A Preferred Stock then being redeemed plus any Total Return Amount owed but not paid in accordance with the preceding paragraph.

The warrants are exercisable for a period of two years following closing of the Huff Investment.  The allocation of the proceeds from the Huff Investment between the fair value of the Series A Preferred Stock and the fair value of the detachable warrants resulted in a beneficial conversion feature in the amount of approximately $12.3 million.  This discount will be accreted over the eight year life of the Series A Preferred Stock redemption period and treated as a deemed dividend to the holder of the Series A Preferred Stock.

Series B Convertible Preferred Stock

Each share of Series B Preferred Stock has a stated value of $15.30 and entitles the holder to receive an annual dividend calculated at a rate of 8% of the stated value.  The shares of Series B Preferred Stock are convertible into Common Stock at any time at a conversion price equal to the stated value, subject to adjustments in connection with standard anti-dilution protections for stock splits, stock dividends and reorganizations.  The shares of Series B Preferred Stock become convertible at the Company’s option from and after the third anniversary of the date of issuance, if, at any time, the average closing price of the Common Stock over a thirty day trading period equals or exceeds 150% of the conversion price.

During the period beginning seven years and six months following the date of issuance and ending eight years and six months following the date of issuance, the Company can redeem the outstanding shares of Series B Preferred Stock, in whole or in part, for an aggregate price equal to the stated value plus accrued but unpaid dividends through the date of redemption.  If we do not exercise this redemption right, the conversion price with respect to all remaining shares of Series B Preferred Stock is thereafter reduced to the lower of  (i) the conversion price then in effect and (ii) the average closing price of the Common Stock over a thirty day trading period measured as of the last day of the redemption period.

Priscilla Presley Note

We issued a $3.5 million subordinated promissory note to Priscilla Presley in connection with the acquisition from Priscilla Presley of all commercial rights held by Ms. Presley to use the name “Presley” in connection with the use and exploitation of the assets acquired from the Trust as well as all of Ms. Presley’s rights, if any, to the name Graceland.  The note bears interest at the rate of 5.385% percent per annum.  The principal and interest under the note are payable in seven consecutive equal annual installments of principal and interest of $550,000 each, due and payable on the first through the seventh anniversaries of the date of the note, with an eighth and final installment of principal and interest in the amount of $549,858, due and payable on the eighth anniversary of the date of this note.

Distributions to Minority Shareholders of Subsidiaries

Under the terms of our agreement to acquire an 85% interest in the Presley Business, we are required to make future minimum annual distributions, in monthly installments, to the Trust which are intended to represent its 15% share of the operating income of the Presley Business before depreciation and amortization and after income taxes and capital expenditures.  We have agreed that during the first year we operate the Presley Business we will make a monthly distribution of $125,000 to the Trust.  At the end of each calendar year, we will make a calculation of the actual amount due to the Trust based on its 15% ownership interest and make an additional distribution to the Trust if its actual 15% share is higher than the total distributions paid to the Trust over the prior twelve months.  If the calculation indicates that we have paid more than the Trust was entitled to, we will reduce future monthly distributions to the Trust by such amount.  However, we will always be required to pay the Trust a minimum annual distribution of $1.2 million for each full calendar year irrespective of the actual operating results for the business in such year.

The Trust has the right to require us to purchase for cash all or a portion of its 15% ownership interest in the Presley Business from time to time beginning on the third anniversary of the Presley Acquisition.  The price we will be required to pay to the Trust will be based on the then current fair market value of the Presley Business as determined through an appraisal process.

Uses of Capital

Capital Expenditures

Capital expenditures of the Presley Business totaled $321,000, $822,000, $345,000 and $754,000 for the nine months ended September 30, 2004 and the years ended December 31, 2003, 2002 and 2001, respectively.  These capital expenditures consisted principally of costs incurred to fund improvements to various buildings at our Graceland complex, including the Heartbreak Hotel, and spending on information technology equipment and systems.

We have not completed our 2005 capital expenditures budget.  We presently anticipate that our capital expenditures in 2005 will include ongoing improvements at the Presley Business with total costs reasonably similar to those incurred by the business in recent years.  We also expect to incur additional capital expenditures at the corporate level to implement new information technology and financial systems.

Future Acquisitions

We intend to acquire additional businesses that fit our strategic goals.  We expect to finance our future acquisitions of entertainment related businesses from new credit facilities, additional debt and equity offerings, issuance of our equity directly to sellers of businesses and cash flow from operations.

Our Company is highly leveraged and has not previously issued significant amounts of equity or debt to the public markets.  Therefore, no assurance can be given that we will be able to obtain adequate financing to complete any potential future acquisitions we might identify.

Dividends

Our Series B Preferred Stock requires payment of a cash dividend of 8% per annum in quarterly installments.  On an annual basis, our total dividend payment on the Series B Preferred Stock will be $1,826,000.  If we fail to make our quarterly dividend payments to the holders of the Series B Preferred Stock on a timely basis, the dividend rate increases to 12% and all amounts owing must be paid within three business days in shares of Common Stock valued at the average closing price over the previous 30 consecutive trading days.  After such payment is made, the dividend rate returns to 8%.

We are restricted under the terms of certain of our financing arrangements and have no intention of paying any dividends on our Common Stock for the foreseeable future.

Commitments and Contingencies

There are various lawsuits and claims pending against us.  We believe that any ultimate liability resulting from these actions or claims will not have a material adverse effect on our results of operations, financial condition or liquidity.

In addition to our scheduled maturities of debt, obligations to redeem preferred stock and obligations to the seller of the Presley Business, we have future cash obligations under various types of contracts.  We lease office space and equipment under long-term operating leases.  We have also entered into long-term employment agreements with certain of our executives and other key employees.  These contracts typically contain provisions that allow us to cancel the contract with good cause.

The scheduled maturities of our credit facilities, future minimum rental commitments under non-cancelable operating leases and minimum payments under employment agreements as of December 31, 2004 are as follows (in thousands):

	Debt Facilities	Non Cancelable Operating Leases	Employment Contracts	Total

2005	$—	$1,822	$3,691	$5,513
2006	39,550	1,730	3,894	45,173
2007	550	1,606	4,058	6,214
2008	550	1,593	4,230	6,373
2009	550	1,620	4,411	6,580
Thereafter	2,200	5,802	2,847	10,849
Total	$43,400	$14,173	$23,129	$80,702

In addition to the amounts listed above, the Company is required to make guaranteed minimum distributions to the Trust of at least $1.2 million annually for as long as the Trust continues to own a 15% interest in the Presley Business.

Interest Rate Risk

Our Short Term Senior Loan requires payment of interest at a variable rate based on LIBOR.  Accordingly, our earnings will be affected by changes in interest rates.  Assuming our current level variable rate debt outstanding, each 1% change in interest rates will result in a $390,000 change in our annual interest expense.

Critical Accounting Policies

The preparation of our financial statements in accordance with Generally Accepted Accounting Principles requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period.  On an ongoing basis, we evaluate our estimates that are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances.  The result of these evaluations form the basis for making judgments about the carrying values of assets and liabilities and the reported amount of expenses that are not readily available from other sources.  Actual results may differ from these estimates under different assumptions.  The following accounting policies require significant management judgments and estimates.

Revenue Recognition

Merchandising/Name and Likeness licensing revenues:

A portion of the Company’s revenue is derived from licensing others to sell merchandise based on the Company’s intellectual property, including the name, image and likeness of Elvis Presley and related marks.  Revenue from these activities is recognized upon reporting of the sale of licensed merchandise when earned.  Licensing advances are deferred until earned under the licensing agreement.  Licensing contracts normally provide for quarterly accounting from the licensee of sales made and royalties due.  Guaranteed minimum royalties are recognized ratably over the term of the license or is based on sales of the related products if greater.

Royalty Income:

Income from music and film contracts are derived from the sale of records and DVDs or from the licensing of film/music rights to third parties.  Revenue is paid based on the timetable associated with royalty statements generated by the third party processors, and is not known on a timely basis.  This revenue is reported on a cash basis since the amount of accrual is not known or reasonably estimable until receipt of the statements from the third parties.  The Company contracts with various agencies to facilitate collection of royalty income.  Revenue is recognized before deduction of agency fees, which are included in our financial statements as a component of cost of sales.

Rental Income:

Revenues resulting from hotel room rentals are recognized concurrent with room usage.  Rental income recognized by Meadow Oaks is earned over the term of the rental lease and is included in our financial statements as a component of other revenue.

Retail Transactions:

Ticket sales for tours and exhibits as well as merchandise sales and food and beverage sales are recognized at point of sale.  Advance ticket sales are recorded as deferred revenue pending the “event date” on the ticket.

Television Specials – Revenue:

Revenues from the television specials initially produced for network broadcast are recognized when earned which is generally in the period that the show is available for telecast.  No such revenues have been recognized to date.  Advance payments received prior to telecast are included in our financial statements as a component of deferred revenue.

Uses of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ materially from those estimates.

Television Special – Production Costs:

The Company accounts for its television special production costs pursuant to AICPA Statement of Position No. 00-2, “Accounting by Producers or Distributors of Films”.  The cost of production for television programming is capitalized and recognized as expense based on the ratio that revenue which is earned for such programming in the current period bears to management’s estimate of total revenues to be realized from all media and markets for such programming.  Management regularly reviews and revises its total revenue estimates for each project which may result in modifications to the rate of amortization.  If a net loss is projected for a particular project the related capitalized costs are written down to estimated realizable value.  The Company does not have any earned revenue included in the combined financial statements and has not recognized any expense as projects are still in the production phase.

Inflation

Inflation has affected our performance in terms of higher operating costs for salaries and other administrative expenses.  Although the exact impact of inflation in indeterminable, we believe that we have offset these higher costs by increasing prices at Graceland and for intellectual property licenses.

Impact of Recently Issued Accounting Standards

In December 2003, the Financial Accounting Standards Board (“FASB”) issued a revision to SFAS No. 132, “Employers Disclosures about Pensions and Other Postretirement Benefits.” The revision relates to employers’ disclosures about pension plans and other postretirement benefit plans. It requires additional disclosures regarding assets, obligations, cash flows and net periodic benefit costs of pension plans and other defined benefit postretirement plans. Excluding certain disclosure requirements, the revised Statement is effective for financial statements with fiscal years ended after December 15, 2003. The adoption of this Position had no impact on the Company’s financial position or results of operations

In May 2004, the FASB issued Staff Position SFAS 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003.” This Position provides guidance on the accounting, disclosure, effective date, and transition requirements related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003. FASB Staff

Position SFAS 106-2 is effective for interim or annual periods beginning after June 15, 2004. The adoption of this Position had no impact on the Company’s financial position or results of operations.

In December 2004, the FASB issued a revision to SFAS No. 123, “Accounting for Stock-Based Compensation.” This revision will require the Company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The cost will be recognized over the period during which an employee is required to provide service in exchange for the award. This revised Statement is effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. This revised Statement will apply to all awards granted after the required effective date and to awards modified, repurchased or canceled after that date. As of the required effective date, the Company will apply this revised Statement using a modified version of prospective application. Under that transition method, compensation cost is recognized on or after the required effective date for the portion of outstanding awards for which the requisite service has not yet been rendered, based on the grant-date fair value of those awards calculated under SFAS No. 123 for either recognition or pro forma disclosures. For periods before the required effective date, the Company may elect to apply a modified version of retrospective application under which financial statements for prior periods are adjusted by SFAS No. 123.

Cautionary Statements

Set forth below are a number of risks associated with our business following consummation of the Simultaneously Closed Transactions.  In addition to the following risks, an investor should be mindful that businesses are often subject to risks not foreseen by management.  Accordingly, in reviewing this Form 8-K, the reader should keep in mind other risks that could be important.

Any investment in our company is speculative and involves a high degree of risk.  Each prospective investor is urged to carefully consider the risks and uncertainties described below, in addition to the risks set forth elsewhere in this Form 8-K.  While these are the risks and uncertainties that we believe are most important to consider, these risks may not be the only risks which our company may face.  If any of the following risks actually occur, the business, prospects, financial condition and results of operations of our company would likely suffer.  In these circumstances, the value of our Common Stock could decline.

Risks Related to Our Business

Our business is subject to the general risks faced by companies in the sectors in which we operate.

The continued success of our business and its expansion in accordance with our business plans is subject to changes in:

•                  consumer tastes;

•                  national, regional and local economic conditions; and

•                  demographic trends.

We are dependent upon the continued appeal of Elvis Presley.

The Presley Business currently constitutes 100% of our operating businesses, and therefore we are extremely reliant upon the continued public appeal of Elvis Presley, his music and the market for products related to his name, image and likeness.  Although we believe that the Elvis fan base will continue to visit Graceland and purchase Elvis’ music and Elvis-related products, any material change to the public image of Elvis Presley would materially negatively impact our business and results of operations.

If we are unable to protect our intellectual property rights our business could be materially adversely affected.

The intellectual property of the Company, including the rights to the name and likeness of Elvis Presley, is of material importance to our operations.  If we were not able to protect our material intellectual property rights against infringement by third parties, domestically or in foreign jurisdictions, or the enforcement of our rights were not cost effective, due to among other things, the cost of litigation to enforce such rights, the Company’s revenues may be materially adversely affected.

The departure of or failure to recruit key personnel could have a detrimental effect on us.

Our success will depend to a significant extent upon a limited number of members of senior management and other key employees, particularly our Chairman, Chief Executive Officer and President, Robert F.X. Sillerman.  The loss of the services of Mr. Sillerman or one or more key managers or other key employees could have a materially adverse effect upon our business, operating results or financial condition.  In addition, we believe that our future success will depend in large part upon our ability to attract and retain additional management and marketing personnel.  There can be no assurance we will be successful in attracting and retaining such personnel, and the failure to do so would have a detrimental effect on our business, operating results and financial condition.

Our high level of indebtedness and other obligations require that a significant part of our cash flow be used to pay interest and fund these other obligations.

We have a high level of debt.  As of February 7, 2005, together with our subsidiaries, we had a combined total of $42.5 million of indebtedness.  Our Short Term Senior Loan is due and payable on February 6, 2006.  In addition, the annual dividend requirements on our outstanding Series B Preferred Stock totals $1,826,000 and the annual payments on the Priscilla Presley note total $550,000.  We are required to redeem all of our outstanding Series A Preferred Stock on February 7, 2013 (to the extent not previously converted into shares of our Common Stock) for cash at 100% of the stated value (approximately $43.4 million) plus the Total Return Amount, to the extent not previously paid. In addition to making interest payments on debt and dividend payments on our preferred stock, under the terms of the EPE Inc. shareholders agreement and charter and the EPE LLC operating agreement, we are required to make future minimum annual distributions, in monthly installments, to the Trust which are intended to represent the Trust’s 15% share of the operating income of the Presley Business before depreciation and amortization and after income taxes and capital expenditures.  Irrespective of the actual operating results for the business, we are required to pay the Trust a minimum annual distribution of $1.2 million for each full calendar year.

Our high level of debt and other obligations could have important negative consequences to us and investors in our securities.  These include:

•                  We will have to use a significant part of our cash flow to make payments on our debt, including the Short Term Senior Loan, to pay the dividends on the Series B Preferred Stock and to satisfy the other obligations set forth above, which will reduce the capital available for operations and expansion;

•                  We may not be able to satisfy all of our obligations, including, but not limited to, our obligations under the Short Term Senior Loan and Series B Preferred Stock; and

•                  We could have difficulties obtaining necessary financing in the future for working capital, capital expenditures, debt service requirements, refinancings or other purposes.

If we breach any of the covenants contained in the Short Term Senior Loan credit agreement, the principal and accrued interest on the applicable debt would become due and payable. If that happens, we would not be able to satisfy our debt obligations, which would have a substantial material adverse effect on our ability to continue as a going concern. We cannot assure you that we will be able to comply with these restrictions in the future or that our compliance would not cause us to forego opportunities that might otherwise be beneficial to us.

We may not be able to obtain additional financing on favorable terms, or at all.

We expect to refinance all or some of our debt or secure new financing.  We cannot be sure that we will be able to obtain the refinancing or new financing on favorable terms or at all.  We have agreed in the Short Term Senior Loan credit agreement to limit the amount of additional debt we will incur.

We expect that we will also require additional financing over time.  The terms of any additional financing we may be able to procure are unknown at this time. Our access to third-party sources of capital depends, in part, on:

•                  general market conditions;

•                  the market’s perception of our then current performance and growth potential;

•                  our then-current debt levels;

•                  our then-current and expected future earnings;

•                  our cash flow; and

•                  the market price per share of our Common Stock.

Any future debt financing or issuances of preferred stock that we may make will be senior to the rights of holders of our Common Stock, and any future issuances of Common Stock will result in the dilution of the then-existing shareholders’ proportionate equity interest.

If we are unable to complete future acquisitions, our stock price may suffer.

Our ability to identify and take advantage of attractive acquisition opportunities in the future is an important component in the implementation of our overall business strategy.  We may be unable to identify, finance or complete acquisitions in the future.  If the trading price of our Common Stock reflects the market’s expectation that we will complete acquisitions in the future, then the price of the Common Stock may drop if we are unable to complete such acquisitions.

Even if we are able to complete future acquisitions, they could result in our:

•                  issuing more stock, which may dilute the value of our existing Common Stock;

•                  incurring a substantial amount of additional debt; and/or

•                  amortizing expenses related to goodwill and other intangible assets.

Any or all of these actions could materially adversely affect our financial position and or stock price.

We have incurred substantial overhead costs, including entering into long-term employment agreements with our key executives and entering into a long-term lease for our corporate offices, in anticipation of completing future acquisitions. If we are unable to complete acquisitions in the future or create substantial internal growth, our overhead costs would be disproportionately high for a company of our size and our income would be insufficient to pay for these overhead costs.

Mr. Sillerman remains subject to certain limited non-competition restrictions that expire on August 1, 2005.  Until such time as the non-competition restrictions expire, the universe of companies that we can acquire may be limited.  The Presley Business does not conflict with the non-competition restrictions and we do not believe that our current business and acquisition plans will be materially impacted by the non-competition restrictions.

If we are unable to integrate our future acquisitions, our overall business may suffer.

The acquisition and successful integration of additional businesses are key elements of our business strategy.  The process of integrating businesses includes risks, including:

•                  the diversion of management’s attention away from other business concerns;

•                  our entry into markets and geographic areas where we have limited or no experience;

•                  the potential loss of key employees or customers of the acquired businesses; and

•                  the potential inability to integrate controls, standards, systems and personnel.

We may be unable to effectively integrate businesses we expect to acquire in the future without encountering the difficulties described above. Failure to effectively integrate such businesses could have a material adverse effect on our business, prospects, results of operations or financial condition. In addition, the combined companies may not benefit as expected from the integration.

We intend to expand our operations internationally, which will expose us to new risks.

A key element of our business strategy is to expand our operations internationally, both through acquisitions and internal growth.  This expansion will require us to understand local customs, practices and competitive conditions as well as develop a management infrastructure to support our international operations. International operations are also subject to certain risks inherent in doing business abroad, including:

•                  the difficulty of enforcing agreements and collecting receivables through some foreign legal systems;

•                  foreign customers may have longer payment cycles than customers in the U.S.;

•                  compliance with U.S. Department of Commerce export controls;

•                  tax rates in some foreign countries may exceed those of the U.S. and foreign earnings may be subject to withholding requirements or the imposition of tariffs, exchange controls or other restrictions;

•                  general economic and political conditions in the countries where we operate may have an adverse effect on our operations in those countries or not be favorable to our growth strategy;

•                  unexpected changes in regulatory requirements;

•                  the difficulties associated with managing a large organization spread throughout various countries;

•                  the risk that foreign governments may adopt regulations or take other actions that would have a direct or indirect adverse impact on our business and market opportunities; and

•                  the potential difficulty in enforcing intellectual property rights in some foreign countries.

As we continue to expand our business globally, our success will depend, in large part, on our ability to anticipate and effectively manage these and other risks associated with our international operations.  However, any of these factors could adversely affect our international operations and, consequently, our operating results.

We depend upon distributions from our operating subsidiaries to fund our operations and may be subordinate to the rights of their existing and future creditors.

We conduct substantially all of our operations through our subsidiaries. Our subsidiaries must first satisfy their cash needs, which includes service of the Short Term Senior Loan, and may include salaries of our executive officers, insurance, professional fees and service of other indebtedness that may be outstanding at various times. Financial covenants under future credit agreements, or provisions of the laws of Colorado, where we are organized, or Delaware or Tennessee, where our operating subsidiaries are organized, may limit our subsidiaries’ ability to make sufficient dividend, distribution or other payments to us.  Creditors of our subsidiaries (including trade creditors) will be entitled to payment from the assets of those subsidiaries before those assets can be distributed to us.  By virtue of our holding company status, our Series A Preferred Stock and Series B Preferred Stock, are structurally junior in right of payment to all existing and future liabilities of our subsidiaries. The inability of our operating subsidiaries to make distributions to us could have a material adverse effect on our results of operations, financial condition and business.

We may not be able to manage our expected growth, which could adversely affect our operating results.

We intend to continue to significantly grow the business.   Our anticipated growth could place a strain on our management, employees and operations.   Our ability to compete effectively and to manage our future growth effectively will depend on our ability to implement and improve financial and management information systems on a timely basis and to effect changes in our business, such as implementing internal controls to handle the increased size of our operations and hiring, training, developing and managing an increasing number of experienced management-level and other employees. Unexpected difficulties during expansion, the failure to attract and retain qualified employees or our inability to respond effectively to recent growth or plan for future expansion, could adversely affect our results of operations.

Certain of our existing shareholders will exercise considerable influence over the Company.

Our executive officers and affiliated directors control approximately 65% of the outstanding Common Stock on a primary basis.  While we presently have a majority of independent directors, if these shareholders act together, they will be able to exert significant control over our management and affairs requiring shareholder approval, including approval of significant corporate transactions and the ability to elect and remove the independent directors.  This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our Common Stock.  This concentration of ownership may not be in the best interests of all our shareholders.

Our management information, internal controls and financial reporting systems may need further enhancements and development to comply with the Sarbanes-Oxley Act of 2002.

Section 404 of the Sarbanes-Oxley Act of 2002 requires that we evaluate and report on our system of internal controls beginning with our Annual Report on Form 10-K for the year ending December 31, 2005.  If we fail to maintain the adequacy of our internal controls, we could be subject to regulatory scrutiny, civil or criminal penalties or shareholder litigation.  Any inability to provide reliable financial reports could harm our business.  Section 404 of the Sarbanes-Oxley Act also requires that our independent registered public accounting firm report on management’s evaluation of our system of internal controls.  We are in the process of documenting and testing our system of internal controls to provide the basis for this report. Further, the growth and diversification of our business through acquisitions complicates the process of developing, documenting and testing internal controls.  At this time, due to the ongoing evaluation and testing, no assurances can be given that there may not be significant deficiencies or material weaknesses that would be required to be reported.

Risks Related to Our Common Stock

A significant number of our shares will become eligible for sale, and their sale could depress the market price of our stock.

As of February 7, 2005, there were approximately 44.0 million shares of our Common Stock outstanding, approximately 42 million of which are not transferable without restriction or further registration under the Securities Act of 1933, as amended.  Warrants to purchase approximately 21.6 million shares are also outstanding.  In addition, outstanding shares of our preferred stock are convertible at the option of the holders into 7.6 million shares of Common Stock.  The sale or expectation of sales of a large number of shares of Common Stock or securities convertible into Common Stock in the public market might negatively affect the market price of our Common Stock.  As additional shares of our Common Stock become available for resale in the public market, the supply of our Common Stock will increase, which could decrease its price. Some or all of the shares of Common Stock issuable upon the conversion of the Series A Preferred Stock, the Series B Preferred Stock and upon the exercise of the outstanding warrants may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect on the market for the shares of Common Stock.  In general, a person who has held restricted shares for a period of one year may, upon filing with the SEC a notification on Form 144, sell into the market common stock in an amount equal to the greater of 1% of the outstanding shares or the average weekly number of shares sold in the last four weeks prior to such sale. Such sales may be repeated once each three months.  Holders of “restricted” securities have agreed not to sell, transfer or otherwise dispose of their shares of Common Stock for a period of time after the closing of the Simultaneously Closed Transactions.

We may be required to issue additional shares of stock to the holders of our Series A Preferred Stock - existing and all future shareholders will suffer dilution if we are forced to issue these shares.

In connection with the Huff Investment, we granted certain anti-dilution protection with respect to the Series A Preferred Stock.  The anti-dilution provisions are triggered by a subsequent issuances of stock or the exercise of convertible stock or warrants, options (other than employee stock options) or other derivatives relating to Common Stock, in each case at a price below a protected price level ($10.00 per share).  Any shares received by Huff in satisfaction of these anti-dilution rights will cause dilution to our existing shareholders.

The special anti-dilution protection for the Series A Preferred Stock will terminate in the event that the average closing price of the Common Stock over a thirty day trading period at any time equals or exceeds $15.00 and, during the thirty consecutive trading day period, the holders of a majority of the outstanding shares of Series A Preferred Stock otherwise had the opportunity to convert their shares of Series A Preferred Stock and dispose of all shares received following such conversion.

We do not anticipate paying dividends on our Common Stock in the foreseeable future, and the lack of dividends may have a negative effect on the stock price.

We have never declared or paid any cash dividends or distributions on our Common Stock.  We currently intend to retain our future earnings to support operations and to finance expansion and therefore do not anticipate paying any cash dividends on our Common Stock in the foreseeable future.  In addition, the terms of the Short Term Senior Loan prohibit the payment of cash dividends on our Common Stock.

There has previously been no active public market for our Common Stock, and our shareholders may not be able to resell their shares at or above the price at which they purchased their shares, or at all.

The public market for our Common Stock has been limited.  We have not disclosed in this Form 8-K information regarding past trading of our Common Stock because we will be conducting an entirely different type of business following the Simultaneously Closed Transactions.  An active public market for our Common Stock may not develop or be sustained. In addition, the number of unrestricted shares in the public float represents only 4.6% of the shares of Common Stock outstanding, and only 2.8% of the shares of Common Stock outstanding on a fully diluted basis.

The market price of our Common Stock may fluctuate significantly in response to factors, some of which are beyond our control, such as developments concerning intellectual property rights; changes in earnings estimates or recommendations by securities analysts; developments in our industry; and general market conditions and other factors, including factors unrelated to our own operating performance.

The stock market in general has recently experienced extreme price and volume fluctuations.  Continued market fluctuations could result in extreme volatility in the price of our Common Stock, which could cause a decline in the value of our Common Stock.  Price volatility might be worse if the trading volume of our Common Stock is low.

Additional risks may exist since we became public through acquiring control of an existing inactive public company.  Securities analysts of major brokerage firms may not provide coverage of us.  No assurance can be given that brokerage firms will want to provide any such coverage in the future.

Special Note Regarding Forward-Looking Statements

Some of the statements under “Cautionary Statements,” “Description of Business” and elsewhere in this Form 8-K constitute forward-looking statements.  These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

Such factors include, among other things, those described under “Cautionary Statements” and elsewhere in this Form 8-K.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements.  Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements.  We are under no duty to update any of the forward-looking statements after the date of this Current Report.

Directors and Executive Officers

The following table sets forth information regarding the members of the Company’s Board of Directors and its executive officers.  The directors listed below will serve until the next annual meeting of the Company’s shareholders.

Name	Age	Position

Robert F.X. Sillerman	56	Chief Executive Officer, President, Chairman of the Board
Mitchell J. Slater	43	Senior Executive Vice President, Chief Operating Officer, Director
Howard J. Tytel	58	Senior Executive Vice President, Director of Legal and Governmental Affairs, Director
Thomas P. Benson	42	Executive Vice President, Chief Financial Officer, Treasurer, Director
Kraig G. Fox	36	Executive Vice President, Chief Corporate Development Officer, Secretary
Jack Soden	58	Chief Executive Officer, Elvis Presley Enterprises, Inc.
Edwin M. Banks	42	Director
Edward Bleier	75	Director (2)
Jerry L. Cohen	71	Director(1)
Carl D. Harnick	70	Director(1)
Jack Langer	56	Director(1)(2)
John D. Miller	59	Director(2)
Bruce Morrow	69	Director
Priscilla Presley	58	Director
Birame N. Sock	29	Director

(1)  Anticipated Member of Audit Committee

(2)  Anticipated Member of Compensation Committee

Robert F.X. Sillerman was appointed Chairman, Chief Executive Officer and President effective February 7, 2005.  Prior to that, Mr. Sillerman was Chairman of FXM, Inc., a private investment firm, since August 2000.  Mr. Sillerman is the founder and has served as managing member of FXM Asset Management LLC, the managing member of MJX Asset Management, a company principally engaged in the management of collateralized loan obligation funds, from November 2003 through the present.  Prior to that, Mr. Sillerman served as the Executive Chairman, a Member of the Office of the Chairman and a director of SFX Entertainment from its formation in December 1997 through its sale to Clear Channel Communications in August 2000.  Mr. Sillerman also served as the Executive Chairman of SFX Broadcasting, from July 1, 1995 until its sale to an affiliate of Hicks, Muse, Tate and Furst in May 1998.  From 1992 through June 30, 1995, Mr. Sillerman served as Chairman of the board of directors and Chief Executive Officer of SFX Broadcasting.  In 1993, Mr. Sillerman became the Chancellor of the Southampton College of Long Island University.

Mitchell J. Slater was appointed Senior Executive Vice President, Chief Operating Officer and a director effective February 7, 2005.  Prior to that, Mr. Slater was Executive Vice President at FXM since August 2000.  Mr. Slater served as Executive Vice President of SFX Entertainment from January 1997 through

August 2000.  Prior to that, he was a founder and President of DelsenerSlater Enterprises and its predecessor from May 1988 through the sale of DelsenerSlater to SFX Broadcasting in January 1997.  Mr. Slater also owns The Slater Group, a private investment company, established in 2001, that owned Metropolitan Entertainment, an independent concert promotion company.  Mr. Slater served as Executive Chairman of Metropolitan from March 2002 through his sale of the company in December 2002.

Howard J. Tytel was appointed Senior Executive Vice President, Director of Legal and Governmental Affairs and a director effective February 7, 2005.  Prior to that, Mr. Tytel was Executive Vice President and Director of Legal and Governmental Affairs at FXM, Inc. since August 2000.  Mr. Tytel served as Executive Vice President, General Counsel, Secretary and a director of SFX Entertainment from its December 1997 through August 2000. In January 1999, Mr. Tytel was elected as a Member of the Office of the Chairman of SFX Entertainment. Mr. Tytel also served as a director, General Counsel, Executive Vice President and Secretary of SFX Broadcasting from 1992 until May 1998.  Mr. Tytel has been continuously associated with Mr. Sillerman in various capacities with entities operating in the media business since 1978.

Thomas P. Benson was appointed Executive Vice President, Chief Financial Officer, Treasurer and a director effective February 7, 2005.  Prior to that, Mr. Benson was Chief Financial Officer at FXM, Inc. since August 2000. Mr. Benson also serves as Chief Financial Officer of MJX Asset Management, a company principally engaged in the management of collateralized loan obligation funds. Mr. Benson has been with MJX since November 2003.  Mr. Benson served as a Senior Vice President and Chief Financial Officer of SFX Entertainment from March 1999 to August 2000, and as the Vice President, Chief Financial Officer and a director of SFX Entertainment from December 1997. Mr. Benson also served as the Chief Financial Officer and a director of SFX Broadcasting having served in such capacity from November 1996 until May 1998.

Kraig G. Fox was appointed Chief Corporate Development Officer, Executive Vice President and Secretary on February 7, 2005. Prior to that, Mr. Fox was Senior Vice President at FXM, Inc. since August 2000.  Mr. Fox has served as Senior Vice President of MJX Asset Management, a company principally engaged in the management of collateralized loan obligation funds, since November 2003.  Mr. Fox was a Vice President at SFX Entertainment from December 1997 through August 2000.

Jack Soden has served as Chief Executive Officer of Elvis Presley Enterprises, Inc. since May 1990.  Prior to that Mr. Soden served as Executive Director of the Graceland Division since its opening in June 1982.  Mr. Soden is active on the boards of various Memphis charitable institutions including The National Civil Rights Museum, Professional Advisory Board - St. Jude Children’s Research Hospital, and the Society of Entrepreneurs.

Edwin M. Banks is anticipated to be elected a director on February 8, 2005.  Mr. Banks has served as Portfolio Manager for W. R. Huff Asset Management, L.L.C., an investment management firm, since June 1988.  Mr. Banks is currently a director of Caremark Rx, Inc. and NTL, Incorporated, a communications services company.

Edward Bleier was appointed to the Board on February 7, 2005.  Mr. Bleier is a director of RealNetworks, Inc., a leading Internet creator of digital media services and software. For 34 years, until his retirement as Senior Advisor in December 2003, Mr. Bleier was an executive of Warner Bros., Inc.  From 1986 through 2000, he was President of the division responsible for broadcast and cable networks, pay-television and video-on-demand.  He also previously served on Warner Communications’ strategy committee, as President of Warner Bros. Animation, and overseeing the broadcast of certain sports properties. Mr. Bleier has chaired numerous charitable organizations, including: the Entertainment, Communications and Media division of the UJA Federation, The Center for Communications and the Guild Hall’s Academy of

the Arts.  He is currently a director of The Charles A. Dana Foundation, the Martha Graham Dance Company and a member of the Council on Foreign Relations.

Jerry L. Cohen was appointed to the Board on February 7, 2005.  Mr. Cohen has been a Partner for more than six years with Tishman Speyer Properties, L.P., one of the largest and oldest real estate development organizations in the United States.  Prior to that, from 1992 to 1998, Mr. Cohen was Vice Chair and a member of the Board of Directors of Cushman & Wakefield, Inc.  Mr. Cohen is a partner of the Yankee Global Enterprises.  Mr. Cohen is a member of the Board of Overseers of the New York University’s Stern School of Business, the Board of Trustees of Long Island University and the Board of the Manhattan Theatre Club.

Carl D. Harnick was appointed to the Board on February 7, 2005.  Mr. Harnick was a partner with Ernst & Young and its predecessor for thirty years, retiring from the firm in September 1997.  Since leaving Ernst & Young, Mr. Harnick has provided financial consulting services to various organizations, including Alpine Capital, a private investment firm, at various times since October 1998.  He was a director of Platinum Entertainment, Inc., a recorded music company, from April 1998 through June 2000, Classic Communications, Inc., a cable television company, from January 2000 through January 2003, and Sport Supply Group, Inc., a direct mail marketer of sporting goods, from April 2003 through August 2004.  Mr. Harnick has been the Treasurer as well as a Trustee for Prep for Prep, a charitable organization, for more than ten years.

Jack Langer was appointed to the Board on February 7, 2005.  Mr. Langer is a private investor.  From April 1997 to December 2002, Mr. Langer was Managing Director and the Global Co-Head of the Media Group at Lehman Brothers Inc. From 1995 to 1997, Mr. Langer was the Managing Director and Head of Media Group at Bankers Trust & Company.  From 1990 to 1994, Mr. Langer was Managing Director and Head of Media Group at Kidder Peabody & Company, Inc.  Mr. Langer also serves on the Board of Directors of SBA Communications Corp., Hummingbird Ltd. and Atlantic Broadband Group.

John D. Miller was appointed to the Board on February 7, 2005.  Mr. Miller is President, Co-Chairman and Founder of StarVest Management, Inc., manager of StarVest Partners, L.P. a $150 million private partnership formed in 1998 that invests in enterprise technology service and solutions.  He is also Managing Member of StarVest Associates LLC, the General Partner of the fund.  He is currently on the board of two portfolio companies: MessageOne, Inc. and PrintVision, Inc.; he is also CEO of PrintVision.  In December 2003 Mr. Miller became Board Chairman of International Keystone Entertainment, Inc. a Canadian based family film Company; he has been a board member of Keystone for a number of years.  In January 2003 Mr. Miller became Vice Chairman — Carey Asset Management Corp., affiliated with W.P. Carey & Co. LLC, which specializes in sale and leaseback transactions.  From 1995 to 1998 Mr. Miller was President of Rothschild Ventures Inc., the private investments unit of Rothschild North America, a subsidiary of the worldwide Rothschild Group.  He was also President and CEO of Equitable Capital Management Corporation, an investment advisory subsidiary of The Equitable where he worked for 24 years beginning in 1969.

Bruce Morrow was appointed to the Board on February 7, 2005.  Mr. Morrow is the host of two radio broadcast shows on the WCBS-FM, “Cousin Brucie’s Yearbook” and “Cousin Brucie’s Saturday Night Party,” where he has been a deejay since 1982. Mr. Morrow has worked in the New York radio market since 1961.  Mr. Morrow was inducted into the Radio Hall of Fame in 1987, the Broadcasting & Cable Hall of Fame in 1990 and more recently, the National Association of Broadcasters Hall of Fame.  Mr. Morrow is the President of Variety, The Children’s Charity.  Mr. Morrow was the Chairman of the Board of Directors of  Multi-Market Radio, Inc. until its sale to SFX Broadcasting in November 1996.

Priscilla Presley is anticipated to be elected a director on February 8, 2005.  Ms. Presley has been a director of Metro-Goldwyn-Mayer Inc. since November 2000.  Ms. Presley has served as Chairperson of Elvis Presley Enterprises, Inc. since 1982.  In addition to being an actress, author and producer, Ms. Presley has been, starting in 1988, the developer and spokesperson for an international fragrance line.

Birame N. Sock was appointed to the Board on February 7, 2005.  Ms. Sock is the Founder and has been Chief Executive Officer of Musicphone, Inc., a wireless entertainment company, since its formation in November 2002.  Prior to that, from January 1999 to October 2002, Ms. Sock was a Vice President at SetNet Corporation, a wireless messaging company.  From July 1998 to January 1999, Ms. Sock was a Project Manager for Nortel Networks, Inc.

Board Composition and Committees

All directors hold office until the next annual meeting of shareholders and the election and qualification of their successors.  Officers are elected annually by the Board of Directors and serve at the discretion of the Board of Directors.

At the first Board of Directors meeting following the closing of the Simultaneously Closed Transactions, which will take place on February 8, 2005, it is contemplated that the newly appointed Board of Directors will accept the nominations of Mr. Banks and Ms. Presley to the Board and establish an audit committee, a compensation committee and a nominating and corporate governance committee of the Board of Directors, which shall be responsible, respectively, for the matters described below.

The Company has been informed by the members of the Board of Directors that they intend to appoint Messrs. Harnick, Langer and Cohen to the Audit Committee.  We expect that the Audit Committee will assist the Board of Directors in fulfilling its responsibility to oversee management’s conduct of the Company’s financial reporting process, including the selection of the Company’s outside auditors, review of the financial reports and other financial information provided by the Company to the public, the Company’s systems of internal accounting, financial and disclosure controls, the annual independent audit of the Company’s financial statements, the Company’s legal and regulatory compliance and the Company’s safety programs as established by management.

All members of the Audit Committee will be independent within the meaning of SEC regulations, Nasdaq requirements and the Company’s Corporate Governance Guidelines. In addition, at least one member of the Committee will be qualified as an audit committee financial expert under SEC regulations and will have the accounting and related financial management expertise required by Nasdaq requirements.  We will file the Audit Committee’s charter with the SEC shortly following its adoption by the Board of Directors.

The Company has been informed by the members of the Board of Directors that they intend to appoint Messrs. Bleier, Langer and Miller to the Compensation Committee.  We expect that the Compensation Committee will represent the Company in reviewing and approving the executive employment agreements with the Company’s Chief Executive Officer, Chief Operating Officer, Director of Legal and Governmental Affairs and Chief Financial Officer described below.  The Committee will also review management’s recommendations with respect to executive compensation and employee benefits and will be authorized to act on behalf of the Board with respect thereto.  The Compensation Committee will administer the Company’s stock option and incentive plans, if and when approved by the shareholders. All members of the Compensation Committee will be independent within the meaning of the Company’s Corporate Governance Guidelines and Nasdaq regulations. We will file the Compensation Committee’s charter with the SEC shortly following its adoption by the Board of Directors.

The Company has been informed by the members of the Board of Directors that they intend to appoint Messrs. Langer and Miller and Ms. Sock to the Nominating and

Corporate Governance Committee.  We expect that the Committee will be responsible for recommending qualified candidates to the Board for election as directors of the Company, including the slate of directors that the Board proposes for election by shareholders at the Annual Meeting of Shareholders.  The Committee will also advise and make recommendations to the Board on all matters concerning directorship practices and recommendations concerning the functions and duties of the committees of the Board.  The Committee will develop and recommend to the Board Corporate Governance Guidelines for the Company and will review, on a regular basis, the overall corporate governance of the Company.  All members of the Committee will be independent with the meaning of Nasdaq requirements and the Company’s Corporate Governance guidelines.  We will file the Committee’s charter with the SEC shortly following its adoption by the Board of Directors.

The Company intends to adopt a Code of Business Conduct and Ethics, which will be applicable to all employees and directors of the Company, including the principal executive officer, the principal financial officer and the principal accounting officer.  The Company also intends to adopt a separate Code of Ethics for Senior Financial Management which will be applicable to the Company’s Chief Executive Officer, Chief Financial Officer, Director of Legal and Governmental Affairs and other officers in the Company’s finance department.

Director Compensation

The Company anticipates that at its first meeting on February 8, 2005, each of the independent directors will receive a one-time grant of 6,000 shares of restricted Common Stock.  The restrictions on the shares of Common Stock will lapse ratably over a four year period.  In order to allow for the issuance of such shares to the independent directors without further dilution to the Company’s public shareholders, RFX Acquisition agreed to give up its right to acquire such number of shares of Common Stock.

Each independent director will receive an annual director’s fee of $50,000 payable half in cash and half in restricted stock.  The chair of the Audit Committee will receive an additional fee of $50,000 per annum, payable in cash.  The chairs of each other committee will receive an additional annual fee of $10,000 per annum, also payable half in cash and half in restricted stock.

Each independent director will receive a fee of $1,000, payable in cash, for attending each meeting of the Board of Directors and $750 for attending each meeting of a committee of which he or she is a member.

Executive Officer Employment Agreements

Each of Messrs. Sillerman, Slater, Tytel and Benson have agreed to enter into employment agreements with the Company.  Though the definitive terms of the executive employment agreements remain subject to the final approval of the Compensation Committee of the Board of Directors, each of Messrs, Sillerman, Slater, Tytel and Benson have agreed that their agreements will be for a period of five years, will provide the Company with a one time right to terminate for any reason after one year, and will provide for initial total annual cash compensation (including potentially taxable perquisites) of $650,000, $650,000, $650,000 and $450,000, respectively.

Benefit Plans

Immediately prior to the Simultaneously Closed Transactions, the Company did not have any employees and therefore does not currently have any employee benefit plans.  The Company is involved in discussions with various plan providers and intends to offer customary employee benefits and a 401(k) type retirement plan to its employees.

EPE Inc. sponsors a 401(k) plan for its employees and the employees of its affiliates.  The 401(k) plan provides for employee salary deferrals, an employer match of up to 100% of the first 3% of pay deferred and 50% of the next 2% of pay deferred.  EPE Inc. may also make a discretionary profit sharing contribution.  The employees of EPE Inc. and its affiliates are also offered medical, vision and dental benefits, short and long-term disability insurance, a cafeteria plan, group term life insurance, an employee assistance program, and supplemental insurance for personal accident expenses, cancer coverage, hospital indemnity coverage, personal hospital intensive care, and additional life insurance coverage.

Indebtedness of Directors and Executive Officers

None of the Company’s directors or officers or their respective associates or affiliates is indebted to the Company.

Family Relationships

There are no family relationships, as such term is defined by Regulation S-K promulgated by the SEC, among the Company’s directors and executive officers.

Legal Proceedings with Affiliates

As of the date of this Form 8-K, there is no material proceeding to which any director, officer, affiliate or shareholder of the Company is a party adverse to the Company.

Related Party Transactions

Mr. Sillerman, through his ownership of limited partnership interests and certain interests in the general partner, is an investor in StarVest Partners, L.P., a $150,000,000 venture capital investment fund, in which John D. Miller is both an investor and serves as a managing member.  Mr. Sillerman has also co-invested with StarVest in several portfolio companies in which the fund invested.  The terms of Mr. Sillerman’s investment in Starvest are standard and customary for private equity investments of this type.  Mr. Sillerman has no special rights not afforded to the other limited partners or investors in the general partner of StarVest.  Mr. Tytel is also an investor as a limited partner in StarVest Partners, L.P.

Immediately prior to the closing of the Simultaneously Closed Transactions, the Company entered into a sublease for approximately 16,810 square feet for its principal corporate offices in New York, New York.  The prior subtenants from whom the Company assumed the terms of the sublease were FXM, Inc. (“FXM”) and MJX Asset Management LLC (“MJX”).  Mr. Sillerman is the managing member of MJX and is the principal shareholder of FXM.  Messrs. Tytel, Slater, Benson and Fox are also investors in MJX and FXM.  The assignment of the sublease was an arms-length transaction permitted under the terms of the existing lease for the space, and the terms of the Company’s sublease are identical to those which governed FXM’s and MJX’s occupation of such space. In accordance with certain requirements set forth in the existing sublease for the space, FXM was required to remain as a guarantor to the Company’s obligations under the sublease.  The Company has agreed to use its best efforts to have FXM released from these obligations.

It is anticipated that under the terms of their employment agreements, certain employees of the Company, including Messrs. Tytel, Fox and Benson, will be permitted to spend a portion of their time providing services for Mr. Sillerman and/or MJX.  The Compensation Committee of the Board of Directors will review the amount of time spent on outside endeavors by Company employees on a quarterly basis,  and to the extent the Compensation Committee believes any such employee is engaging in outside activities at a level whereby he is being compensated by the Company for the time spent on such outside activities, the Compensation Committee will require that the employee reduce the level of outside services being performed, and further, will require that the recipient of such services (either Mr. Sillerman or MJX) reimburse the Company for the compensation attributable to the time spent thereon.  In any event, the Compensation Committee will consider the amount of time dedicated to outside activities in determining the appropriate compensation for the employees involved.

At closing, the Company reimbursed FXM for approximately $1.1 million of third party expenses incurred in connection with the Simultaneously Closed Transactions previously paid by FXM on behalf of the Company and $1.2 million of overhead and similar expenses incurred by FXM on behalf of the Company in connection with the Simultaneously Closed Transactions.

Although Mr. Sillerman is an investor as a limited partner in the Huff Alternative Fund, L.P. which, together with certain affiliates, invested $43.8 million in the Company in the Huff Investment, Mr. Sillerman and Huff agreed that Mr. Sillerman would not participate in the Huff Investment so as to guarantee and protect Mr. Sillerman’s and Huff’s respective objectivity in negotiating the terms of the investment.

Mr. Sillerman is an investor in private equity funds managed by affiliates of Bear Stearns Corporate Lending, Inc., the lender under our Short Term Senior Loan.  The funds in which Mr. Sillerman is an investor did not participate in the Short Term Senior Loan.

Bruce Morrow was the Chairman of the Board of Multi-Market Radio, a company in which Mr. Sillerman was the largest individual shareholder, and which was acquired by SFX Broadcasting, Inc., for which Mr. Sillerman served as Chairman and Chief Executive Officer.  Messrs. Tytel and Benson were also shareholders and directors of SFX Broadcasting, Inc.

Mr. Morrow is a minority participant in an investment made by Mr. Sillerman in a theatrical production.

Accounting Treatment of the Financing and Acquisition Transactions

The Simultaneously Closed Transactions were accounted for in accordance with generally accepted accounting principles as separate transactions, (i) the RFX Investment, the Huff Investment and the Short Term Senior Loan (the “Financing Transactions”), whereby the Company received cash proceeds from the sale of common stock, warrants, preferred stock and a short-term loan, and (ii) the Presley Acquisition, whereby the Company utilized the proceeds received from the Financing Transactions to acquire the Presley Business.

The Financing Transactions were accounted for as an investment in and loan to the Company.  As is discussed previously, it is management’s intention to acquire additional businesses that fit its strategic goals.  The Presley Acquisition is intended to be the first acquisition that will be completed by the Company.  The Presley Acquisition has been accounted for as a purchase transaction in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations.

Item 9.01 Financial Statements and Exhibits:

(a) Financial Statement of Businesses Acquired

The financial statements required by this Item 9.01(a) are provided as Exhibit 99.1 to this Current Report.

(b) Pro forma financial information

Our pro forma financial statements required by this Item 9.01(b) are provided as Exhibit 99.2 to this Current Report.

(c) Exhibits

Exhibit No.	Description
3.2	Form of Amended and Restated By-Laws.*
4.1	Attachment to the Articles of Amendment of the Company relating to Series A Convertible Redeemable Preferred Stock, filed with the Colorado Secretary of State on February 7, 2005.*
4.2	Attachment to the Articles of Amendment of the Company relating to Series B Convertible Preferred Stock, filed with the Colorado Secretary of State on February 7, 2005.*
4.3	Attachment to the Articles of Amendment of the Company relating to Series C Convertible Preferred Stock, filed with the Colorado Secretary of State on February 7, 2005.*
4.4	Registration Rights Agreement, dated February 7, 2005 between the Company and The Huff Alternative Fund, L.P.*
4.5	Registration Rights Agreement, dated February 7, 2005 between the Company and The Promenade Trust.*
4.6	Form of Common Stock Purchase Warrant, dated as of February 7, 2005, to purchase shares of common stock of the Company.*
4.7	Form of Bear, Stearns & Co. Inc. Note.*
4.8	Form of Promissory Term Note made on February 7, 2005, payable to Priscilla Presley.*
10.1	Contribution and Exchange Agreement dated as of December 15, 2004 between the Company, The Promenade Trust and RFX Acquisition LLC.*
10.2	Amendment to the Contribution and Exchange Agreement dated as of February 7, 2005 between the Company, The Promenade Trust and RFX Acquisition LLC.*
10.3	Purchase Agreement, dated as of December 15, 2004, by and among the Company, Ronald S. Boreta, Vaso Boreta, John Boreta, Boreta Enterprises Ltd., ASI Group LLC and RFX Acquisition LLC.*
10.4	Amendment to Purchase Agreement, dated as of February 7, 2005, by and among the Company, Ronald S. Boreta, Vaso Boreta, John Boreta, Boreta Enterprises Ltd., ASI Group LLC and RFX Acquisition LLC.*
10.5	Stock Purchase Agreement, dated as of December 15, 2004, by and among Ronald S. Boreta, Vaso Boreta, John Boreta, Boreta Enterprises Ltd., ASI Group LLC and RFX Acquisition LLC.*
10.6	Amendment to Stock Purchase Agreement, dated as of February 7, 2005, by and among Ronald S. Boreta, Vaso Boreta, John Boreta, Boreta Enterprises Ltd., ASI Group LLC and RFX Acquisition LLC.*
10.7	Stock Purchase Agreement dated as of February 7, 2005, by and between the Company and The Huff Alternative Fund, L.P. and affiliates.*

10.8	Stock Pledge Agreement, dated as of February 7, 2005, by and among RFX Acquisition LLC, Ronald S. Boreta, John Boreta and Boreta Enterprises, Ltd.*
10.9	Lease Agreement, dated as of February 7, 2005, by and between The Promenade Trust and the Company with respect to the Graceland property.*
10.10	Elvis Presley Enterprises, Inc. Shareholders Agreement, dated as of February 7, 2005.*
10.11	Amended and Restated Operating Agreement of Elvis Presley Enterprises, LLC, dated as of February 7, 2005.*
10.12

Bridge Loan Credit Agreement dated as of February 7, 2005 among the Company, EPE Holding Corporation, certain financial institutions or entities from time to time, Bear, Stearns & Co., Inc., as sole lead arranger, and Bear Stearns Corporate Lending Inc., as administrative agent.*

14.1	Code of Ethics.*
99.1

The Presley Business Combined Statements of Net Assets to be Sold and Related Combined Statements of Operations and Royalty Income and Net Assets and of Cash Flows as of September 30, 2004, December 31, 2003 and 2002 and for the Nine Months Ended September 30, 2004 and for Each of the Three Years Ended December 31, 2003.

99.2	Unaudited Pro Forma Condensed Combined Financial Statements.

*  To be filed by amendment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPORTS ENTERTAINMENT ENTERPRISES, INC.
Dated: February 7, 2005

	By:	/s/ Robert F.X. Sillerman
Robert F.X. Sillerman
Chief Executive Officer

Exhibit Index

Exhibit No.	Description

Exhibits

99.1

The Presley Business Combined Statements of Net Assets to be Sold and Related Combined Statements of Operations and Royalty Income and Net Assets and of Cash Flows as of September 30, 2004, December 31, 2003 and 2002 and for the Nine Months Ended September 30, 2004 and for Each of the Three Years Ended December 31, 2003.

99.2	Unaudited Pro Forma Condensed Combined Financial Statements.